UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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UNION PACIFIC CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

Union Pacific Corporation

1400 Douglas Street, 19th Floor

Omaha, NE 68179

To Shareholders:	April 6, 2016

The 2016 Annual Meeting of Shareholders (the Annual Meeting) of Union Pacific Corporation (the Company) will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 11:00 A.M., Mountain Daylight Time, on Thursday, May 12, 2016, for the following purposes:

(1)	To elect the eleven directors named in the Proxy Statement, each to serve for a term of one year and until their successors are elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2016;

(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;

(4)	To consider and vote upon two shareholder proposals if properly presented at the Annual Meeting; and

(5)	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 11, 2016, are entitled to notice of, and to vote at, the Annual Meeting.

Your vote is very important. New York Stock Exchange rules now provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Diane K. Duren

Executive Vice President and

Corporate Secretary

UNION PACIFIC CORPORATION

2016 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

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PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information and Mailing of Proxy Materials

• Date and Time:	May 12, 2016, at 11:00 A.M., Mountain Daylight Time
• Location:	Little America Hotel, 500 S. Main Street, Salt Lake City, Utah
• Record Date:	March 11, 2016
• Mailing Date:	On or about April 6, 2016, we are initially mailing this Proxy Statement and the accompanying proxy card to shareholders.

Voting Matters and Board Recommendations

Proposal	Matter	Our Board’s Recommendations

1	Election of Eleven (11) Director Nominees (page 19)	FOR Each Director Nominee

2	Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2016 (page 25)	FOR

3	Advisory Vote to Approve Executive Compensation (page 27)	FOR

4	Shareholder Proposal Regarding Executives to Retain Significant Stock (page 28)	AGAINST

5	Shareholder Proposal Regarding Independent Chairman (page 29)	AGAINST

How to Vote

Even if you plan to attend the 2016 Annual Meeting of Shareholders in person, we encourage you to vote in advance of the meeting. You may vote using one the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. Participant’s in Union Pacific’s thrift and retirement plans who hold Company stock through such plans will receive separate voting instructions. You can vote in one of three ways:

Record Holders	Beneficial Owners
Vote via the Internet • Go to www.investorvote.com/UNP	Follow the instructions set forth on the voting instruction form provided by your broker with these proxy materials
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Vote by mail • Sign, date and return the card in the enclosed envelope

Company Performance Highlights

This past year was challenging in many respects, but we continued our strong operational and financial performance in the face of dramatic declines in volumes and shifts in business mix. We combined our unrelenting focus on safety, productivity, and service. Highlights of the Company’s 2015 operational and financial performance include:

•	The Company achieved its second-best financial performance year ever despite a 6% decline in volumes. Core pricing of 3.7%, productivity and improved network operations helped offset the lower volumes
•	An operating ratio for 2015 of 63.1%, which was an all-time best, improving from last year’s operating ratio of 63.5%
•	The reportable personal injury rate per 200,000 employee-hours improved 11%, to a best-ever result of 0.87, making us the safest Class I railroad in the United States in 2015
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Significant improvements in operating and service metrics, reflected in average train speed, as reported to the Association of American Railroads, increased 6% in 2015 compared to 2014, and average terminal dwell time decreased 3%

•	Notwithstanding these efforts, total shareholder return was negative 33% over the fiscal year; however, our three-year total shareholder return was a positive 32%

Governance Highlights

The Company’s sound governance practices and policies demonstrate the Board’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board. Governance Highlights include:

•	All independent directors, other than Mr. Fritz, our Chairman and CEO (11 out of 12 directors)
•	Annual election of all directors with majority voting standard
•	Board membership marked by diversity, leadership and a variety of perspectives
•	Adoption of “proxy access” By-law provisions
•	Active and empowered lead independent director, including communications with shareholders
•	Executive sessions of non-management, independent directors at each Board and Committee meeting
•	Board oversight of enterprise risk management and strategy
•	Four active Board committees comprised solely of independent directors
•	Stringent director and executive stock ownership guidelines

Executive Compensation Highlights

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The compensation earned in 2015 by Mr. Fritz and the named executive officers (NEOs), as described in the Compensation Discussion and Analysis section of this Proxy Statement, reflect our policy of having a significant portion of the executive’s compensation tied to annual and long-term Company performance

•

Bonuses earned for the 2015 performance year were negatively impacted by the Company’s lower financial performance on a year-over-year basis, but increased for Mr. Fritz and Mr. Scott due to their additional responsibilities in their respective roles as Chairman, President and CEO and Executive Vice President — Operations

•

The value of long-term incentives awarded in 2015 for Mr. Fritz and the NEOs increased due to outstanding Company and individual performance during 2014; 67% of the compensation provided to Mr. Fritz and 55% of the compensation provided to the rest of the NEOs in 2015 was in the form of long-term incentive equity awards

•

Performance stock units for the three-year performance period (2013-2015) ending in 2015 vested at 200% of target, reflecting the achievement of the maximum ROIC performance over the performance period

UNION PACIFIC CORPORATION

1400 Douglas Street, 19th Floor

Omaha, NE 68179

PROXY STATEMENT

For Annual Meeting of Shareholders to Be Held on May 12, 2016

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 12, 2016

This Proxy Statement and our 2015 Annual Report on Form 10-K are available at www.up.com under the “Investors” caption link by selecting “Annual Reports/Form 10-Ks and Proxy Statements”

www.up.com/investors/annuals/index/shtml.

Information About the Annual Meeting, Voting and Proxies

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 12, 2016, at 11:00 A.M., Mountain Daylight Time at Little America Hotel, 500 S. Main Street, Salt Lake City, Utah. We are initially mailing this Proxy Statement and the accompanying proxy card to shareholders of the Company on April 6, 2016.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on March 11, 2016 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 843,000,988 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote on any matter at the Annual Meeting, either in person or by proxy, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum.

Voting Rights and Voting of Proxies

Holders of our common stock are entitled to one vote for each full share held as of the Record Date.

Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation), Proposal Number 4 (shareholder proposal regarding executive stock ownership) and Proposal 5 (shareholder proposal regarding independent chairman) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).

If your shares are held in street name (that is, through a broker, bank, nominee or other holder of record) and you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange rules grant your broker discretionary authority to vote on the ratification of the independent registered accounting firm in Proposal 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1, 3, 4 and 5 resulting in what is referred to as broker non-votes on those matters. The Board recommends that you vote FOR Proposal Numbers 1, 2 and 3, and AGAINST Proposal Numbers 4 and 5.

Although the advisory vote on Proposal Number 3 is non-binding, the Board will review the results of the vote and, consistent with the Company’s strong record of shareholder engagement, will take it into account in making determinations concerning executive compensation.

In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, are not counted in determining which directors are elected under Proposal 1 and which matters are approved under Proposal Numbers 2, 3, 4 and 5.

Solicitation and Voting of Proxies

The proxy included with this Proxy Statement is solicited by the Board for use at the Annual Meeting. You can submit your proxy card by mailing it in the envelope provided. You may also use the toll free telephone number or access the Internet address listed on the proxy card to submit your proxy. The proxy card includes specific directions for using the telephone and Internet voting systems. If your proxy is properly received and not revoked before the Annual Meeting, your shares will be voted at the Annual Meeting according to the instructions indicated on your proxy card. If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “for” the election of each of the director nominees listed in Proposal Number 1 below, “for” Proposal Numbers 2 and 3, and “against” Proposal Numbers 4 and 5. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which the Company’s stock transfer agent, Computershare Investor Services, receives shareholder proxies or voting instructions, and officers of Computershare, serving as independent inspectors of election, certify the vote. Proxies and ballots, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in three ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked; (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy; or (iii) attend the Annual Meeting and vote in person. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held in street name (that is, a broker, bank or other nominee holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity. If a broker, bank or other nominee holds your shares on your behalf and you wish to vote at the Annual Meeting, you must obtain what is referred to as a “legal proxy” covering the shares you beneficially own from that entity prior to the Annual Meeting.

Expenses of Solicitation

The Company will pay the costs of preparing, printing and mailing this Notice of Annual Meeting of Shareholders and Proxy Statement, the enclosed proxy card and the Company’s 2015 Annual Report on Form 10-K. In addition to using mail, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902 to solicit proxies on its behalf. The anticipated fees of Morrow & Co., LLC are $17,500, plus certain other customary fees and expenses.

Attending the Annual Meeting

Only shareholders as of the Record Date are entitled to attend the Annual Meeting. The Company reserves the right to require proof of stock ownership as of the Record Date and a government-issued photo identification of any person wishing to attend the Annual Meeting. You may obtain directions to the Annual Meeting by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Please note that the use of cameras (including via cell phones with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the meeting.

Information Regarding the Company

References to the Company’s website included in this Proxy Statement and in the Company’s Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2015, the Board met six times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served during the period of service. The average attendance of all directors at Board and Committee meetings was 100%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 10 reflect our policy that all directors should attend the Annual Meeting. In accordance with this policy, all directors then serving attended last year’s Annual Meeting, except for two directors who had previous commitments.

The Board currently maintains four standing committees — the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Each committee has the ability to retain outside advisors to assist it in the performance of its duties and responsibilities. All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the New York Stock Exchange (NYSE) and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members and Compensation and Benefits Committee members also satisfy the additional independence criteria applicable to Audit Committee and Compensation and Benefits Committee members under the listing standards of the NYSE.

Audit Committee. The members of the Audit Committee are Mr. Card, Mr. Dillon, General Krulak, Mr. McConnell and Mr. Villarreal. Mr. McConnell serves as chairperson of the Committee. The Committee met nine times in 2015, including four meetings dedicated to the review of the Company’s quarterly earnings and financial statements.

The Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. McConnell and Mr. Dillon qualify as “audit committee financial experts” within the meaning of the rules and regulations of the Securities and Exchange Commission (SEC).

The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters. Furthermore, the Committee meets to review and discuss the Company’s earnings releases, audited annual financial statements and unaudited quarterly financial statements with management and the independent registered public accounting firm, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Committee appoints the independent registered public accounting firm of the Company; reviews the scope of audits as well as the annual audit plan; evaluates the independent registered public accounting firm through assessments of quality control procedures; peer reviews, and results of inquiries or investigations; and establishes hiring policies with respect to employees and former employees of the independent registered public accounting firm. The Committee reviews the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements. The Committee periodically receives from, and discusses with, management reports on the Company’s programs for assessing and managing risk. As part of this process, the Committee reviews with management the status of pending environmental and litigation matters, as well as regulatory, tax and safety matters. In addition, the Committee reviews the Company’s compliance program and risk assessments, including the annual enterprise risk management plan described in more detail below in the section titled Risk Oversight of the Company. The Committee also oversees the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft, insider trading, related person and related party transactions, and officers’ travel and business expenses.

The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget is detailed as to the particular services to be provided so that the Committee knows what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services. If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that exceed budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that exceed budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee. The members of the Finance Committee are Mrs. Hope, General Krulak, Mr. McCarthy, Mr. McConnell, and Mr. McLarty. Mr. McCarthy serves as chairperson of the Committee. The Committee met four times in 2015.

The Committee is responsible for assisting the Board with its review and oversight of the financial position of the Company. The Committee meets regularly with management and reviews the Company’s capital structure, balance sheet, credit ratings, short- and long-term financing plans and programs, dividend policy and actions, investor relations activities, access to sources of liquidity, insurance programs, market conditions and other related matters. The Committee also reviews the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are Mr. Card, Mr. Davis, Mr. Dillon, Mr. Rogel and Mr. Villarreal. Mr. Davis serves as chairperson of the Committee. The Committee met five times in 2015, including a special one-day meeting to review and assess the Company’s overall compensation strategy and programs.

The Board has determined that all members of the Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to compensation committee members.

The Committee is directly responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance and, together with the other independent directors, determining and approving the CEO’s compensation level based on such evaluation. The Committee reviews and refers to the Board for approval the compensation of the Company’s other elected executives and certain other executives as determined by the Committee or the Board. The Committee oversees the Company’s executive incentive plans and reviews the amounts of awards and the individuals who will receive awards. The Committee refers its determinations with respect to the annual incentive program to the Board for approval. The Committee is responsible for reviewing and recommending to the Board all material amendments to the Company’s pension, thrift and employee stock plans. The Committee also oversees the administration of the Company’s general compensation plans and employee benefit plans. In addition, the Committee periodically reviews the Company’s benefit plans to assess whether these benefit plans remain competitive with comparably situated companies. The Committee reviews and discusses the “Compensation Discussion and Analysis” (CD&A) and recommends to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.

In early 2016, the Committee, with the assistance of the Committee’s outside compensation consultant, conducted its annual compensation risk assessment of our executive compensation programs and confirmed that there were no notable changes to these programs for 2015 and that they are designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. A subcommittee may not have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole and has not delegated any of its authority with respect to compensation of the Named Executive Officers.

Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc. (FWC) is an independent compensation consulting firm that reports directly to the Committee. A representative of FWC regularly attends all Committee meetings. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2016 meeting, the Committee reviewed and reaffirmed the engagement of FWC as the Committee’s compensation consultant and determined that the retention of FWC did not raise any conflicts of interest.

FWC advises the Committee on compensation philosophy and matters related to CEO and other executive and director compensation. The Committee annually requests that FWC update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 52 of this Proxy Statement, and provide an assessment of the Committee’s performance. In addition, the Committee periodically requests that FWC make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.

Under the Committee’s engagement, FWC also confers with management on a limited basis to promote consistency and efficiency. In such matters, FWC acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FWC. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2015, the Company paid fees to FWC only for advising on the amount or form of executive and director compensation. The Company did not pay any fees for additional projects or services.

The role of management in recommending the forms and amounts of executive compensation is described on page 42 in the CD&A section of this Proxy Statement.

Corporate Governance and Nominating Committee. The members of the Corporate Governance and Nominating Committee are Mr. Davis, Mrs. Hope, Mr. McCarthy, Mr. McLarty, and Mr. Rogel. Mr. Rogel serves as chairperson of the Committee. The Committee met five times in 2015.

The Committee oversees the Company’s corporate governance, assists management with succession matters, and reviews and recommends changes to compensation of the Board. The

Committee reviews the qualifications of candidates for director positions in accordance with the criteria approved by the Board and recommends candidates to the Board for election at Annual Meetings or to fill any Board vacancies that may occur during the year. The Committee also oversees the Corporate Governance Guidelines and Policies discussed below, which promote Board independence, integrity and ethics, diversity (inclusive of gender, race, ethnicity and natural origin), and excellence in governance. In addition, the Committee oversees the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors, reviews related party transactions, reviews current trends in corporate governance and recommends to the Board for adoption new (or modifications of existing) practices, policies or procedures. In connection with performing these duties, the Committee periodically reviews the composition and activities of the Board, including, but not limited to, committee memberships, Board self-evaluation, Board size, continuing education, retirement policy and stock ownership requirements. Additionally, the Committee oversees the election of a lead independent director, if necessary (as discussed below). Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary.

The Committee reviews director compensation periodically to assess whether the compensation paid to non-management directors is competitive and reflects their duties and responsibilities as Board members. The Committee considers competitive director compensation data of comparable companies provided by FWC in reviewing the appropriateness of annual retainers and Committee fees.

In accordance with its charter, the Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate. No subcommittee can have fewer than two members. The Committee cannot delegate to a subcommittee any power or authority required by law, regulation or listing standards to be exercised by the Committee as a whole. The Committee has not delegated any of its authority with respect to director compensation.

Board Leadership Structure

The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face. Accordingly, pursuant to the Company’s Corporate Governance Guidelines and Policies set forth on page 12 of this Proxy Statement, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director. On February 5, 2015, the Board appointed Mr. Lance M. Fritz to serve as President and CEO when Mr. Koraleski retired from his positions as President and CEO, which he held since March 2012. The Board requested that Mr. Koraleski remain executive Chairman of the Board until his retirement on September 30, 2015. During this time of leadership transition, the Board determined that having Mr. Koraleski serve as executive Chairman provided consistent development, oversight, and implementation of corporate strategy and succession planning by both the Board and management. On October 1, 2015, Mr. Fritz was appointed Chairman of the Board. The Board determined that having a combined Chairman and CEO at this time best allows the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan to efficiently and effectively protect and enhance the Company’s long-term success and shareholder value.

In addition, the independent directors of the Board elected Mr. Rogel, the former Chairman and CEO of Weyerhaeuser Company, as the lead independent director with the following responsibilities:

(i) preside at meetings of the Board at which the Chairman and CEO are not present, including executive sessions of the independent directors; (ii) approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings; (iii) serve as the liaison between the independent directors and the Chairman and CEO; (iv) be available for consultation and communication with major shareholders as appropriate; (v) in conjunction with the Compensation and Benefits Committee, oversee the process of evaluating and compensating the Chairman and CEO; (vi) assure that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (vii) authorize or recommend the retention of consultants who report directly to the full Board; and (viii) assist the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. Mr. Rogel also has the authority to call executive sessions of the independent directors. The independent directors conducted executive sessions at all Board meetings in 2015. The Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including (i) holding executive sessions of the non-management, independent directors after every Board meeting, (ii) providing that only independent directors serve on key Board committees, and (iii) conducting an annual performance evaluation of the Chairman and CEO by the independent directors. The Board believes that the current leadership structure and succession planning coupled with an active lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board necessary to effect execution of the Company’s strategic plans.

Risk Oversight of the Company

The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of managing risks related to financial reporting, environmental matters and compliance.

Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The Audit Committee also receives reports throughout the year from the chief compliance officer and the senior executives responsible for financial reporting and environmental matters.

In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored so that the Company can timely identify and address any potential risks that arise in the ever-changing economic, political and legal environment in which the Company operates.

Corporate Governance Guidelines and Policies

The Board has adopted the guidelines and policies set forth below, and, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. We post these guidelines and policies on our website at www.up.com/investors/governance.

Director Independence. A majority of the members of the Board are independent. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees are independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the NYSE definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards.” In addition, directors who serve on the Audit Committee and on the Compensation and Benefits Committee must meet additional independence criteria applicable to audit committee members and compensation committee members, respectively, under NYSE listing standards, as described in the section titled “Audit Committee and Compensation and Benefits Committee Independence Criteria.” Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include: business and management experience; familiarity with the business, customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant regulatory and stock exchange membership requirements for the Board and its committees. All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. When searching for new directors, the Committee should actively seek out highly qualified women and individuals from minority groups for consideration as nominees to the Board as part of the Committee’s regular process.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 14 members with no more than two management directors.

Election of Directors-Majority Voting. In uncontested director elections, directors shall be elected by majority vote, pursuant to the Company’s By-Laws, and under Utah corporate law, any director who is not re-elected ceases to serve on the Board no later than 90 days after the voting results are certified.

Retirement Age for Non-management Directors. Non-management directors who are 75 years of age will not be eligible to stand for election to the Board at the next Annual Meeting of Shareholders. Non-management directors who turn 75 during their term are eligible to finish out that term. The Corporate Governance and Nominating Committee may consider a director’s nomination beyond the age of 75 if it believes that the nomination is in the best interest of the shareholders.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate continuing education programs and sessions and obtain and review appropriate materials to assist them in performing their Board responsibilities. The Company recommends continuing education programs and sessions to directors and pays any fees and expenses associated with attendance at continuing education programs and sessions. Directors are expected to participate in continuing education at least once every other year.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO will present the issue to the Corporate Governance and Nominating Committee for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Board Leadership. The Board annually elects a Chairman of the Board, who may or may not be the CEO of the Company. If the individual elected as Chairman of the Board is not an independent director, the independent directors also elect a lead independent director. The lead independent director serves for a period of at least one year. The lead independent director’s responsibilities include: (1) presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (2) approving the flow of information sent to the Board, and approving the agenda, schedule and what materials are sent for Board meetings; (3) serving as the liaison or facilitating working relationships between the independent directors and the Chairman and CEO; (4) being available for consultation and communication with major shareholders as appropriate; (5) in conjunction with the Compensation and Benefits Committee, overseeing the process of evaluating and compensating the Chairman and CEO; (6) assuring that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (7) authorizing or recommending the retention of consultants who report directly to the full Board; and (8) assisting the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. The lead independent director also has the authority to call executive sessions of the independent directors. The lead independent director will often act as Chair of the Corporate Governance and Nominating Committee, fulfilling the designated duties and responsibilities set forth in the Committee’s Charter.

Board Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees. The Board periodically reviews committee service and assignments, along with the respective committee chair positions, and recommends rotation of members.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame. Additionally in some cases, due to the timing or the sensitive nature of an issue, materials may be presented only at the Board meeting.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and assessment, and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board receives reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s implementation of its compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance, including the outcome of claims conferences held with the FRA; and (3) the General Counsel with respect to pending litigation involving railroad operations.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Director Access to Management and Outside Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain outside counsel and other advisors at the expense of the Company.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and to participate telephonically when they are unable to attend in person.

Executive Sessions of Independent Directors. Regularly scheduled sessions of independent directors are held at every meeting of the Board. The lead independent director presides at these sessions and has the authority to call additional executive sessions as appropriate.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer is paid in Common Stock equivalents, which are not payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least five times the cash portion of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal.

Evaluation of the Chairman and the CEO. The performance of the Chairman and the CEO is evaluated annually by the independent directors during an executive session led by the Chair of the Corporate Governance and Nominating Committee. The evaluation includes an assessment of individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The Compensation and Benefits Committee then meets following the executive session to determine the appropriate level of compensation to be awarded to the Chairman and the CEO and management of the Company. The lead independent director and the Chair of the Compensation and Benefits Committee then review with the Chairman and the CEO their respective performance and any recommended areas for improvement.

Succession Planning. The Board is responsible for overseeing the succession planning process for the CEO and other senior management positions. The CEO periodically reports to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO also makes available to the Board, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties. This process enables the Board to maintain its oversight of the program for effective senior management development and succession as well as emergency succession plans.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and committee evaluation process involves the distribution of a self-assessment questionnaire to all Board and committee members that invites written comments on all aspects of the Board and each committee’s process. The evaluations are then summarized and serve as the basis for a discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with considering their renomination to stand for election to the Board.

Director Attendance at Annual Shareholder Meetings. It is the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Confidential Voting. It is the Board’s policy that all shareholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other shareholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Amendments. The Board may amend, waive, suspend or repeal any of these guidelines and policies at any time, with or without public notice, as it determines necessary or appropriate, in the exercise of the Board’s judgment or fiduciary duties.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees (the Business Conduct Policy) and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the NYSE listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Secretary of the Company to process these communications and forward them to the appropriate directors. We forward communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that each of Mrs. Hope, Messrs. Card, Davis, Dillon, McCarthy, McConnell, McLarty, Rogel and Villarreal, and General Krulak has no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the NYSE and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee and Compensation and Benefits Committee meet the additional independence standards applicable to such committee members as set forth below.

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;

(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;

(5)	the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;

(6)	a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and

(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee and Compensation and Benefits Committee Independence Criteria

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee or the Compensation and Benefits Committee, and may not serve on such committees, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with NYSE and SEC rules and regulations.

Related Party Matters

Policy and Procedures with Respect to Related Party Transactions

The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the written Business Conduct Policy that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below.

Under the Company’s Related Party Policy, transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). There were no such transactions since the beginning of the 2015 fiscal year.

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Compensation Committee Interlocks and Insider Participation

During 2015, the following independent directors served on the Compensation and Benefits Committee: Andrew H. Card, Jr., Erroll B. Davis, Jr., David B. Dillon, Steven R. Rogel and Jose H. Villarreal.

The Compensation and Benefits Committee has no interlocks or insider participation.

Consideration of Director Nominees and Proxy Access

In November 2015, the Company amended its By-Laws to provide for “proxy access” for certain director candidates nominated by shareholders. Under the amended By-Laws, a shareholder or group of shareholders who have continuously held for three years a number of shares of Company common stock equal to three percent of the outstanding shares of Company common stock may request that the Company include in the Company’s proxy materials director nominees representing up to the greater of two directors or 20% of the current number of directors. Eligible shareholders wishing to have such candidates included in the Company’s Proxy Statement for the 2017 Annual Meeting of Shareholders should provide the information specified in the By-Laws to the Secretary of the Company in writing during the period beginning on November 7, 2016 and ending on December 7, 2016, and should include the information and representations required by the proxy access provisions set forth in the Company’s By-Laws.

The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. Shareholders desiring to recommend candidates for consideration at the 2017 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 12, 2017 and ending on February 11, 2017, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned by such shareholder, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees. All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. The Committee is committed to actively seeking out highly qualified women (Ms. Lute) and minorities (Mr. Davis and Mr. Villarreal), for consideration as nominees to the Board. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the then effective independence standards adopted by the Board. In addition, the Committee requires that all candidates:

•	exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;

•	have demonstrable and significant professional accomplishments; and

•	have effective management and leadership capabilities.

The Committee also values familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.

The Committee meets at the first Board meeting of each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:

•	reviewing relevant information provided by the nominee in his or her mandatory Company questionnaire;

•	applying the criteria listed above; and

•	assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

The Committee assesses the effectiveness of the criteria listed above when evaluating new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined above. During 2015, the Company retained the services of Russell Reynolds Associates to help identify and evaluate suitable candidates for consideration to replace retiring directors.

PROPOSAL NUMBER 1

Election of Directors

The Board currently consists of twelve members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that eleven of the twelve individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.

Judith Richards Hope, who has served as a productive and valued member of our Board for many years, will be retiring as a director at the Annual Meeting and will not stand for re-election. The Board wishes to thank Ms. Hope for her years of dedication and hard work on behalf of the Company and its shareholders.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Directors/Nominees

The following table identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

Name of Director Nominee	Age	Principal Occupation	Director Since
Andrew H. Card, Jr.	68	President, Franklin Pierce University	2006
Erroll B. Davis, Jr.	71	Former Chairman, President and CEO, Alliant Energy Corporation	2004
David B. Dillon	65	Former Chairman, The Kroger Company	2014
Lance M. Fritz	53	Chairman, President and Chief Executive Officer, Union Pacific Corporation and Union Pacific Railroad Company	2015
Charles C. Krulak	74	Retired General, United States Marine Corps	2006
Jane H. Lute	59	Former Chief Executive Officer, Center for Internet Security	2016
Michael R. McCarthy	64	Chairman, McCarthy Group, LLC	2008
Michael W. McConnell	73	General Partner and Former Managing Partner, Brown Brothers Harriman & Co.	2004
Thomas F. McLarty III	69	President, McLarty Associates	2006
Steven R. Rogel	73	Former Chairman, Weyerhaeuser Company	2000
Jose H. Villarreal	62	Advisor, Akin, Gump, Strauss, Hauer & Feld LLP	2009

The Board recommends a vote FOR the election of each of the nominated directors.

Director Qualifications and Biographical Information

The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on pages 17 and 18 above and included in the Company’s Corporate Governance Guidelines and

Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in their respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined below in the biographical information, as well as service on boards of other public companies.

The Committee utilizes the following list of skills, attributes and qualities that are particularly relevant to the Company when evaluating director nominees.

•	Economics/Finance — Background in finance, banking, economics, and the securities and financial markets, both domestic and international;

•	Operations — Knowledge or experience in the transportation industry, particularly the rail industry and rail operations;

•	Risk Management Experience — Senior executive level experience in risk management, strategic planning or compliance activities;

•	Customer Perspective — A strong understanding of rail customer perspectives;

•	Washington Expertise — Legislative or executive service in Washington D.C. or related activities is highly desirable due to the heavily regulated nature of the rail industry;

•

Legal/Regulatory/Government Affairs — Experience in the legal profession or regulatory, political and governmental affairs or public service in state government, especially in states where the Company has a significant operating presence;

•	International/Global Expertise — An international background or global expertise given the significant rail interchange operations with Canadian and Mexican rail systems;

•	Wall Street Experience — Background or experience with an investment or brokerage firm, investment banking or similar Wall Street financial expertise;

•	Information Technology — Senior executive level or board experience in information technology, cybersecurity, information systems or information technology issues for a public or private entity;

•	Diversity — Diverse talents, backgrounds and perspectives, inclusive of gender, race, ethnicity and national origin;

•	Investor Perspective — A strong understanding of institutional investors;

•	CEO Experience — Business and strategic management experience gained from prior or current service as a chief executive officer; and

•	Publicly Traded Company Experience — Prior or current service as a CEO or director at other publicly traded companies.

Although the director nominees each possess a number of these skills, attributes and qualities, the Committee considered the specific areas noted below for each director nominee when determining the qualifications of each nominee that best suited the needs of the Company and the overall composition and function of the Board.

Andrew H. Card, Jr. has been a director since July 2006. Mr. Card was named the President of Franklin Pierce University on November 25, 2014, and began his tenure on January 12, 2015. Mr. Card previously served as the Executive Director of the Office of the Provost and Vice President for Academic Affairs at Texas A&M University since September 2013. From July 2011 to August 2013, Mr. Card served as acting dean of The Bush School of Government and Public Service at Texas A&M University. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to

April 2006. Prior to joining the White House, Mr. Card served as Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto makers. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card served on the board of Lorillard, Inc. from August 2011 to 2015. Mr. Card brings to the Board senior-level experience in the federal government and the transportation industry, a record of business leadership and experience in economic and international affairs.

Erroll B. Davis, Jr. has been a director since June 2004. Mr. Davis retired as the superintendent of the Atlanta Public Schools on July 7, 2014. Mr. Davis was appointed the interim superintendent of the Atlanta Public Schools on July 1, 2011, and served as the superintendent since August 15, 2011. Mr. Davis was the Chancellor of the University System of Georgia from February 2006 to June 2011. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He also served as Chairman of Alliant from April 2000 until January 31, 2006. Mr. Davis was a director of PPG Industries, Inc. from 1994 to 2007, a director of BP plc from 1998 to 2010, and served as a director of General Motors Corporation from 2009 to 2015. Mr. Davis brings to the Board business experience and strategic leadership as a CEO, international business experience, familiarity with rail operations from a customer perspective and diversity.

David B. Dillon has been a director since March 2014. Mr. Dillon retired as the Chairman of the Board of The Kroger Company and from The Kroger Company Board of Directors on December 31, 2014, where he was Chairman since 2004 and was the Chief Executive Officer of The Kroger Company from 2003 through 2013. Mr. Dillon served as the President of The Kroger Company from 1995 to 2003. Mr. Dillon was elected Executive Vice President of The Kroger Company in 1990 and was President of Dillon Companies, Inc. from 1986 to 1995. Mr. Dillon was a director of Convergys Corporation from 2000 to 2011 and served as a director of The Kroger Company from 1995 to 2014 and DIRECTV from 2011 to 2015. In August 2015, Mr. Dillon became a director of the 3M Company. Mr. Dillon brings to the Board retail business experience and strategic leadership as a result of his years of service as a CEO, ability to understand complex logistic operations and familiarity with rail operations from a customer perspective.

Lance M. Fritz has been a director since February 2015. Mr. Fritz was elected President and Chief Executive Officer of the Company on February 5, 2015, and elected Chairman of the Board effective October 1, 2015. Prior to being named President and Chief Executive Officer, Mr. Fritz served as President and Chief Operating Officer of the Railroad since February 2014 and was Executive Vice President-Operations from September 2010 until February 2014. Mr. Fritz was the Vice-President-Labor Relations of the Railroad from 2008 until his election as Vice President-Operations in January 2010. Mr. Fritz held several executive positions in the Railroad’s Operating Department from 2005 through 2008, including Regional Vice President-Southern Region and Regional Vice President-Northern Region. Prior to joining the Railroad, Mr. Fritz served in various executive positions with Fiskars, Inc., Cooper Industries and General Electric. Mr. Fritz brings to the Board his extensive operating and leadership experience with the Company.

Charles C. Krulak has been a director since January 2006. General Krulak served as president of Birmingham-Southern College from March 2011 to 2015. General Krulak was Vice Chairman and Head of Mergers and Acquisitions for MBNA, a bank holding company, from April 2004 until his retirement from MBNA on June 1, 2005. From 1999 until March 2004, General Krulak was Chairman and Chief Executive Officer of MBNA Europe Bank Limited, international banking. General Krulak retired as Commandant of the United States Marine Corps in 1999 after 35 years of distinguished service. General Krulak served as a director of Conoco from 2000 to 2002 and continued to serve as a director of the merged ConocoPhillips until 2008. General Krulak served as a director of Phelps Dodge Corporation from 2005 to 2007 when it was acquired by Freeport-McMoRan, Inc. (FCX), and has served as a director of FCX from 2007 until October 2015. In October 2015, the board of FCX was reconstituted and General Krulak was appointed to the board of Freeport-McMoRan Oil & Gas. General Krulak’s proven leadership experience in the military, together with executive experience in the domestic and international banking industry, brings to the Board his ability to understand and analyze complex operational, logistic, and strategic matters considered by the Board.

Jane H. Lute has been a director since April 2016. Ms. Lute most recently served as the Chief Executive Officer of the Center for Internet Security, an international non-profit organization focused on enhancing cybersecurity readiness and response for the public and private sectors. Ms. Lute served as the President and Chief Executive Officer of the Council on Cybersecurity from 2013 to 2015. Prior to this position, Ms. Lute served as the Deputy Secretary for the U.S. Department of Homeland Security from 2009 until 2013. From 2003 through 2009, Ms. Lute served as acting Under Secretary-General and Assistant Secretary-General of the United Nations (UN) and established the Department of Field Support, responsible for comprehensive on-the-ground support to UN peace operations worldwide. In addition to Ms. Lute’s extensive leadership, strategic and international experience as the Deputy for Homeland Security and in senior positions with the UN, she brings to the Board her deep expertise in cybersecurity and matters of public policy and diversity.

Michael R. McCarthy has been a director since October 2008. Mr. McCarthy serves as chairman of McCarthy Group, LLC, a private investment group, which he co-founded in 1986. Mr. McCarthy has served as a director of Peter Kiewit Sons’, Inc. since 2001, and Cabela’s Incorporated since 1996. Mr. McCarthy currently serves as the lead independent director for Cabela’s. Mr. McCarthy brings to the Board his background in providing strategic and operational advice to businesses in various sectors of the economy, forming and leading successful investment companies, and significant financial expertise.

Michael W. McConnell has been a director since January 2004. Mr. McConnell has been a Partner of Brown Brothers Harriman & Co., a private banking firm, since January 1984, Chief Financial Partner from January 1995 to January 2002, Managing Partner from February 2002 to December 31, 2007 and a General Partner since January 1, 2008. Mr. McConnell’s extensive experience in banking and financial markets provides the Board with important financial expertise.

Thomas F. McLarty III has been a director since November 2006. Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. In 1998, Mr. McLarty returned to be Chairman and President of the McLarty Companies, a fourth generation family-owned transportation business. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company. Mr. McLarty was a director of Acxiom Corporation from 1999 until 2010. Mr. McLarty brings to the Board business leadership experience, extensive exposure to international business and regulatory matters, and significant expertise from government service at the highest levels.

Steven R. Rogel has been a director since November 2000, and is our lead independent director. Mr. Rogel was Chairman, President and Chief Executive Officer of Weyerhaeuser Company, an integrated forest products company, from December 1997 through December 31, 2007, Chairman and Chief Executive Officer of Weyerhaeuser Company from January 1 through April 2008 and Chairman until his retirement on April 15, 2009. Mr. Rogel was a director of EnergySolutions, Inc. from 2009 to 2013 and served as non-executive Chairman of the Board of EnergySolutions, Inc. from 2010 to 2013. Mr. Rogel was a director of The Kroger Company from 2000 to 2014. Mr. Rogel brings to the Board domestic and international business and strategic leadership experience as a result of his years of service in senior executive positions, as well as his familiarity with rail operations from a customer perspective.

Jose H. Villarreal has been a director since January 2009. Mr. Villarreal was a partner with Akin, Gump, Strauss Hauer & Feld, LLP, a law firm, from 1994 through 2008 and has served as a non-

employee advisor to the firm since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal also served in senior roles in numerous presidential campaigns. Mr. Villarreal was a director of Wal-Mart Stores, Inc. from 1998 to 2006, First Solar, Inc. from 2007 to 2012, and PMI Group, Inc. from 2005 to 2013. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo. Mr. Villarreal brings to the Board legal, regulatory and compliance expertise, in addition to government affairs experience from significant service in state and federal public offices and positions and involvement in presidential campaigns, and diversity.

Director Compensation in Fiscal Year 2015

Non-Management Directors’ Fees

For 2015, directors who were not employees received an annual retainer of $250,000, plus expenses. Directors are required to invest $130,000 of the retainer in the Stock Unit Account described below. Chairs of Board Committees receive additional annual retainers of $15,000 each, and members of the Audit Committee receive additional annual retainers of $10,000 each. The lead independent director receives an additional annual retainer of $25,000. Directors who are employees do not receive retainers or any other Board-related compensation.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount mentioned above that is required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursements for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of all deferred amounts begins in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2015.

The 2000 Plan also provides that each non-management director, upon election to the Board of Directors, will receive a grant of 4,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future (which number has been adjusted to reflect the Company’s two-for-one stock split on June 6, 2014). The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such restricted shares and receive dividends or dividend equivalents, but may not transfer or encumber such shares or units. The director will forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement.

Non-Management Director Compensation in Fiscal Year 2015

The following table provides a summary of the compensation of our non-management directors for 2015.

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards (a)	All Other Compensation (b)		Total Compensation
Andrew H. Card, Jr.	$260,000	$0	$0	$8,383		$268,383
Erroll B. Davis, Jr.	265,000	0	0	1,107		266,107
David B. Dillon	260,000	0	0	8,145		268,145
Judith Richards Hope (d)	250,000	0	0	67,327	(c)	317,327
Charles C. Krulak	260,000	0	0	8,525		268,525
Michael R. McCarthy	265,000	0	0	925		265,925
Michael W. McConnell	275,000	0	0	28,429		303,429
Thomas F. McLarty III	250,000	0	0	50,012		300,012
Steven R. Rogel	290,000	0	0	13,281		303,281
Jose Villareal	260,000	0	0	8,160		268,160

(a)	The following table provides the outstanding equity awards at fiscal year-end held by all individuals who served as non-management directors in 2015. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon initial election to the Board and required to be held until his or her service as a member of the Board ends.

Name	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination	Number of Units in Deferred Stock Unit Account
Andrew H. Card Jr.	7,400	4,000	24,218
Erroll B. Davis Jr.	0	4,000	30,683
David B. Dillon	0	4,000	2,362
Judith Richards Hope	7,400	7,140	55,709
Charles C. Krulak	0	4,000	25,571
Michael R. McCarthy	0	4,000	38,165
Michael W. McConnell	7,400	4,000	63,213
Thomas F. McLarty III	0	4,000	23,620
Steven R. Rogel	15,800	4,000	41,937
Jose H. Villarreal	0	4,000	17,679

(b)	Excess liability insurance premiums paid in 2015 for each non-management director were $925. In addition, the Company began paying Nebraska state income taxes on behalf of nonresident directors in 2014 because of their travel to Nebraska required for Company business. The reimbursement covers the incremental cost of these nonresident directors’ taxes and the directors do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and Nebraska income taxes paid in 2016 for the applicable director’s service, and stock option exercises, if any, during the director’s service in 2015. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the directors incur in their normal work locations.

(c)

Directors elected to the Board prior to April 21, 2000, are eligible to participate in a contributory health care plan that we sponsor. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. The amount paid in 2015 for Mrs. Hope’s participation in the health care plan was $14,252 reduced by an annual medical premium payment of $1,200 (deducted from her annual retainer). The Company terminated medical coverage for directors elected after April 21, 2000, upon adoption of the 2000 Directors Stock Plan by the shareholders on April 21, 2000. In addition, Ms. Hope participates in a director pension plan, which the Board terminated as to future participants in 1996. Under the plan, each non-management director elected to the Board prior to January 1996 receives an annual pension benefit of $36,000 upon retirement from the Board with at least five years of service and on or after attainment of age 65. Ms. Hope is the only director eligible to receive pension benefits under this plan.

(d)	Ms. Hope is not standing for re-election to the Board at the 2016 Annual Meeting due to her upcoming retirement from the Board on May 12, 2016.

PROPOSAL NUMBER 2

Ratification of Appointment of Deloitte & Touche LLP

as Independent Registered Public Accounting Firm for the Year Ending December 31, 2016

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2016 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2016.

Independent Registered Public Accounting Firm’s Fees and Services

Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2015	2014
Audit Fees	$2,604,750	$2,571,702
Audit-Related Fees	511,697	505,037
Tax Fees	214,890	201,406
All Other Fees	0	0

Total	$3,331,337	$3,278,146

Audit Fees. Audit services included the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.

Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, and audits of subsidiary companies.

Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2015 and 2014.

Audit Committee Report

The Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2015. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

The Audit Committee

Michael W. McConnell, Chair

Andrew H. Card, Jr.

David B. Dillon

General Charles C. Krulak, USMC (Ret.)

Jose H. Villarreal

PROPOSAL NUMBER 3

Advisory Vote to Approve Executive Compensation

At the 2015 Annual Meeting of Shareholders, approximately 96% of the shares voted were cast in favor of approving the Company’s executive compensation. The Board of Directors again asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.

We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to a variety of performance measures and reward management skills that produce consistent, long-term performance and effective risk management.

In 2015, the Company continued to operate a safe railroad, provide excellent service to our customers and deliver solid financial results. Highlights of the Company’s performance include:

•

The Company achieved its second-best financial performance year ever despite a 6% decline in volumes. Core pricing of 3.7%, productivity and improved network operations helped offset the lower volumes;

•	An operating ratio for 2015 of 63.1%, which was an all-time best, improving from last year’s operating ratio of 63.5%;

•	The reportable personal injury rate per 200,000 employee-hours improved 11%, to a best-ever result of 0.87; and

•

Significant improvements in operating and service metrics, reflected in average train speed, as reported to the Association of American Railroads (AAR), increased 6% in 2015 compared to 2014, and average terminal dwell time decreased 3%.

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 35 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, including many best practices, operate and are designed to align compensation with our Company goals and objectives. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 55 through 70, which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.

In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.

Based on the results of the 2011 shareholder vote, and consistent with the Company’s recommendation, the Board has determined to hold advisory votes to approve executive compensation on an annual basis. Accordingly, the next “say on pay” vote will occur at our 2017 Annual Meeting of Shareholders unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes.

The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.

PROPOSAL NUMBER 4

Shareholder Proposal Regarding Executives to Retain Significant Stock

James McRitchie, 9295 Yorkship Court, Elk Grove, CA 95758, the owner of 80 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST the proposal.

Proposal 4 – Executives To Retain Significant Stock

Resolved: Shareholders urge that our executive pay committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity pay programs until reaching normal retirement age and to report to shareholders regarding the policy before our Company’s next annual meeting. For the purpose of this policy, normal retirement age would be an age of at least 60 and be determined by our executive pay committee. Shareholders recommend a share retention percentage requirement of 75% of net after-tax shares.

This single unified policy shall prohibit hedging transactions for shares subject to this policy which are not sales but reduce the risk of loss to the executive. Otherwise our directors might be able to avoid the impact of this proposal. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented without violating current company contractual obligations or the terms of any current pay or benefit plan.

Requiring senior executives to hold a significant portion of stock obtained through executive pay plans would focus our executives on our company’s long-term success. A Conference Board Task Force report stated that hold-to-retirement requirements give executives “an ever-growing incentive to focus on long-term stock price performance.”

Please vote to protect shareholder value: Executives To Retain Significant Stock – Proposal 4.

Recommendation of the Board of Directors

The Board of Directors opposes the proposal because it believes that the Company’s executive compensation program and rigorous stock ownership guidelines strike an appropriate balance that motivates Company executives to deliver long-term results, while at the same time discouraging unreasonable risk-taking. The proponent is requesting that the Compensation and Benefits Committee adopt a policy requiring senior executives to retain a significant percentage of stock acquired through equity compensation programs until the retirement age of 60. The proposal further recommends that this percentage be 75% of net after-tax stock. The Board believes that such a policy is unnecessary because the Company’s existing policies and compensation programs already accomplish the objective of this proposal by aligning the interests of the Company’s executives with the interests of shareholders.

Stock Ownership Policy Requires Significant Stock Holdings by Executives. As discussed on page 33 of this Proxy Statement, the Company’s existing stock ownership guidelines require ownership of stock worth seven times annual base salary for the Chief Executive Officer and four times annual base salary for the remaining Named Executives Officers. These stock ownership guidelines are rigorous and continue to be among the most stringent of our peers. As of December 31, 2015, all of the Named Executive Officers have met their stock ownership targets. Mr. Fritz, our President and CEO, owns 17 times his salary. The other Named Executive Officers (NEOs) own between 5 and 18 times their salary. The existing stock ownership standards have been carefully designed to align the interests of senior executives with those of shareholders and encourage a focus on the long-term performance of the Company, while enabling the Company to attract and retain talented executives. The Board believes that adoption of this proposal, which would apply to all future equity awards to all senior executives regardless of their current age or stock ownership, would upset this balance, and is inadvisable and not in the best interest of the Company and its shareholders. Based on the current stock ownership levels of our executives, the Board believes that our existing stock ownership guidelines are accomplishing their intended purpose of aligning executive and shareholder interests and ensuring that executives own and hold a meaningful amount of Company stock.

The Design of the Long-Term Incentive Compensation Program Likewise Ensures an Appropriate Ownership Stake in the Company and Aligns with Shareholders’ Interests. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 35, stock ownership is a fundamental element of the Company’s compensation program and provides an essential source of incentives and motivation to the Company’s executives. The proposal indicates that its underlying goal is to encourage management to focus on the Company’s long-term success. The Board believes that the best way to drive shareholder value through our executive compensation program is to emphasize long-term equity ownership by our executives. For this reason, 67% of the compensation provided to Mr. Fritz and 55% of the compensation provided to the rest of the NEOs in 2015 was in the form of long-term incentive equity awards that vest in full only three or four years after the grant date.

In addition, the Company’s long-term incentive compensation program is carefully balanced to provide a competitive level of at-risk and performance-based incentives through a combination of equity awards that includes performance stock units, stock options and retention stock units. As explained on page 48 of this Proxy Statement, the Compensation and Benefits Committee’s targeted mix of equity compensation for executives based on grant date fair value is 40% performance stock units, 40% stock options and 20% retention stock units. The Committee’s use of this mix of equity awards gives executives an interest in the Company’s long-term performance and an investment in the Company’s future.

The Board of Directors believes that this emphasis on long-term incentive compensation, coupled with strong stock ownership guidelines, provides a balanced approach to aligning the long-term interests of senior executives with those of the Company’s shareholders. The proposal, in contrast, fails to strike a reasonable balance between motivating desired management behavior and permitting executives to manage their own financial affairs. A substantial portion of each of our named executive officer’s compensation is paid in the form of equity awards (a majority of total compensation reported in the Summary Compensation Table over the last three years). As a result, there is a legitimate need for executives to be able to diversify their assets. The share retention requirement suggested by the proponent, which can continue for years after an executive is no longer employed by the Company, could significantly lessen the incentive value of equity awards. The proposal also could result in the value of an executive’s equity holdings being dramatically affected by matters unrelated to the Company’s performance, such as an economic downturn, or the actions taken after the period of the executive’s employment. Our ability to retain our senior management has been an important factor in our long-term success, and this proposal would undermine that strength and harm our business.

Based on the foregoing, the Board believes that it is unnecessary for the Company to adopt the policy suggested by the proponent.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 4.

PROPOSAL NUMBER 5

Shareholder Proposal Regarding Independent Chairman

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of 100 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Proposal 5 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions – “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is also the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board also supported this position.

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value: Independent Board Chairman — Proposal 5.

Recommendation of the Board of Directors

The Board of Directors opposes the proposal because it believes it to be in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face, as no single leadership model is universally or permanently appropriate in all circumstances. The Board believes that this flexibility has served the Company and its shareholders well during recent leadership transitions and has allowed the Board to operate efficiently and effectively to protect and enhance our long-term success and shareholder value. The proposal, however, deprives the Board of the flexibility to act in the shareholders’ best interests by applying a “one-size-fits-all” approach to structuring the Board rather than permitting the Board to organize its functions and manage its operations in the manner it determines to be most productive and efficient.

The Board’s Existing Policies Ensure that Independent Directors Operate Effectively on the Board. The Board’s current policies demonstrate the Board’s continuing commitment to strong corporate governance, effective risk management and an empowered and independent Board. As described on page 9 of this Proxy Statement, if the individual elected as Chairman is not an independent director, the independent directors also elect a lead independent director. As discussed in the Board Leadership Structure section and in the Company’s Corporate Governance Guidelines and Policies, the lead independent director (i) presides at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) approves the flow of information sent to the Board, and approves the agenda, schedule and what materials are sent for Board meetings; (iii) serves as the liaison or facilitates working relationships between the independent directors and the Chairman and CEO; (iv) is available for consultation and communication with major shareholders as appropriate; (v) in conjunction with the Compensation and Benefits Committee, oversees the process of evaluating and compensating the Chairman and CEO; (vi) assures that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (vii) authorizes or recommends the retention of consultants who report directly to the full Board; and (viii) assists the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. The lead independent director also has the authority to call executive sessions of the independent directors. In addition, the lead independent director will often act as Chair of the Corporate Governance and Nominating Committee, fulfilling the designated duties and responsibilities set forth in the Committee’s Charter. Because the Company’s policies ensure that there will be a lead independent director at any time that the Chairman is not independent, including times during which the positions of Chairman and CEO are both held by the same person, it is unnecessary to permanently separate the Chairman and CEO positions. Additional information about the lead independent director’s responsibilities is provided on page 12 of this Proxy Statement.

The Company Maintains Effective and Progressive Governance Practices. The Board believes that effective independence and oversight are currently being maintained through the Board Leadership Structure detailed beginning on page 9 of this Proxy Statement, and through the Company’s sound Corporate Governance Guidelines and Policies as set forth on pages 10 through 14 of this Proxy Statement and which also can be found on our website. The independence of the Board as a whole satisfies both Company and New York Stock Exchange guidelines and independence standards, as eleven of twelve current directors are outside independent directors, and the Audit, Compensation, and Governance Committees are all composed entirely of independent outside directors. Moreover, the Board routinely holds scheduled sessions of independent directors at each Board meeting, and each director may originate action items for the Board’s agenda. In addition, the Board has adopted practices that increase its accountability to shareholders including, the adoption of “proxy access” By-Law provisions. Our lead independent director, Mr. Rogel, was actively involved in discussions with shareholders during the past year regarding topics such as proxy access and Board diversity.

The proponent provides no evidence demonstrating, or even suggesting, that requiring an independent Chairman of the Board improves corporate performance or increases shareholder value. The Board believes that adopting a policy to restrict the Board’s discretion in selecting the Chairman would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the most qualified and appropriate individual to lead the Board. The Board further believes that adopting such a policy would not provide any benefit to the Company or its shareholders, particularly in light of the Company’s policies requiring an independent lead director at any time when the Chairman is not independent.

In view of the strong independent oversight of management by the Board, the Company’s sound governance practices and the business success that the Board has fostered and overseen, the Board believes the standard that would be imposed under the proposal is not productive.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 5.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned as of March 11, 2016 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2015 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules. The number of common shares and stock units included in the table are adjusted to reflect the Company’s two-for-one stock split on June 6, 2014.

Name	Number of Shares Beneficially Owned (a)		Stock Units (b)	Percent of Shares Outstanding
Eric L. Butler	188,448		95,485	*
Andrew H. Card, Jr.	22,400		24,218	*
Erroll B. Davis, Jr.	4,920		30,683	*
David B. Dillon	4,000		2,362	*
Diane K. Duren	70,676		95,485	*
Lance M. Fritz	319,181		177,070	*
Judith Richards Hope	27,940	(c)	55,709	*
Robert M. Knight, Jr.	404,384		150,660	*
Charles C. Krulak	4,774		25,571	*
Michael R. McCarthy	54,621		38,165	*
Michael W. McConnell	26,410		63,213	*
Thomas F. McLarty III	4,000		23,620	*
Steven R. Rogel	11,400		41,937	*
Cameron A. Scott	37,133		34,317	*
Jose H. Villarreal	4,595		17,679	*
The Vanguard Group (d)	49,477,886		0	5.79%
BlackRock, Inc. (e)	52,404,761		0	6.10%
Capital Research Global Investors (f)	57,409,811		0	6.70%
All current directors and executive officers as a group (16 people)	1,198,180		882,502	*

*	Indicates ownership of less than 1%.

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of March 11, 2016, upon the exercise of stock options as follows: Mr. Butler 64,646; Mr. Card 7,400; Ms. Duren 20,576; Mr. Fritz 51,598; Mr. Knight 158,924; Mr. McConnell 7,400; Mr. Rogel 7,400; Mr. Scott 6,614; and all current directors and executive officers as a group 329,562. Also included in the number of shares owned by Mr. Butler, Ms. Duren, Mr. Fritz, and Mr. Knight 2,418; 11,544; 40,674; and 184,187 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.

(b)	Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 23. These amounts for the Named Executive Officers consist of 95,485; 95,485; 177,070; 150,660; and 34,317 unvested stock units owned by Mr. Butler, Ms. Duren, Mr. Fritz, Mr. Knight and Mr. Scott awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.

(c)	Mrs. Hope is the trustee of a children’s trust that owns 1,200 shares of common stock and disclaims beneficial ownership in these shares.

(d)	Based solely upon information contained in Schedule 13G/A filed on February 11, 2016, reporting that, as of December 31, 2015, this holder held sole and shared voting power over 1,669,216 and 87,300 of these shares, respectively, and sole and shared dispositive power over 47,774,470 and 1,703,416 of these shares, respectively. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(e)	Based solely upon information contained in Schedule 13G/A filed on January 27, 2016, reporting that, as of December 31, 2015, this holder held sole and shared voting power over 43,952,596 and 0 of these shares, respectively, and sole and shared dispositive power over 52,404,761 and 0 of these shares, respectively. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(f)	Based solely upon information contained in Schedule 13G filed on February 16, 2016, reporting that as of December 31, 2015, this holder held sole and shared voting power over 57,409,811 and 0 of these shares, respectively, and sole and shared dispositive power over 57,409,811 and 0 of these shares, respectively. The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071.

Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a specified amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require that the CEO hold at least seven (7) times annual salary and that the other Named Executive Officers hold at least four (4) times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan or the Executive Incentive Deferral Plan. As of December 31, 2015, all of the Named Executive Officers met their stock ownership targets.

Trading in Derivatives of Our Common Stock Is Prohibited

The Company prohibits directors and employees (including the Named Executive Officers) from hedging activities, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. In addition, directors and executive officers may not pledge, deliver as collateral, or maintain a margin account or otherwise subject shares of our common stock to any other prohibited security arrangement.

Sales of Our Common Stock by Executive Officers Under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) who meet their applicable ownership requirement as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).

•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:

•	was adopted when a quarterly trading blackout was not in effect and when such executive officer was not in possession of material nonpublic information regarding the Company,

•	has been reviewed and approved by the General Counsel’s office,

•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and

•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

•

The total sales by an executive officer of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer includes shares and units deferred by the executive officer and excludes any shares disclaimed by the executive officer for purposes of reporting beneficial ownership under Section 16 reporting of the Securities Exchange Act of 1934 (Exchange Act). All of the reporting obligations of the executive officer under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation program and provides information on the amounts shown in the executive compensation tables that follow. For fiscal year 2015, our Named Executive Officers (NEOs) were our Chairman, President and CEO, Lance M. Fritz, our CFO and Executive Vice President-Finance, Robert M. Knight, Jr., and the next three most highly compensated executive officers, Eric L. Butler, Executive Vice President, Marketing and Sales, Diane K. Duren, Executive Vice President and Corporate Secretary, and Cameron A. Scott, Executive Vice President-Operations. John J. Koraleski, our former executive Chairman of the Board, is also included as a NEO for 2015 pursuant to SEC rules.

On February 5, 2015, Mr. Fritz was elected President and CEO of the Company. Mr. Koraleski retired from the positions of President and CEO of the Company, which he held since March 2012. Mr. Koraleski remained executive Chairman of the Board until his retirement on September 30, 2015, and Mr. Fritz was elected Chairman of the Board, effective October 1, 2015.

Executive Compensation Program Objectives and Design

The Compensation and Benefits Committee (the Committee) believes the Company’s compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management. To guide its executive compensation decisions, the Committee carefully evaluated the results of the 2015 annual advisory vote approving our executive compensation as well as a number of other factors, including another near-record year of financial and operating performance for the Company (described below), appropriate peer comparisons, and the continuing success of the executive compensation programs in supporting the Company’s achievement of key goals and business objectives. Each of these factors guided the Committee’s decision to maintain the Company’s current executive compensation programs and policies and its decisions regarding the compensation of the NEOs for 2015.

The Company’s executive compensation program is designed to:

•

Pay for Performance — By aligning a significant portion of the executive’s opportunity for compensation to annual (short-term) and long-term Company performance, we tie pay to performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with the Company’s compensation programs also allows its pay structure to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.

•

Align with Shareholder Interests — By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders.

•

Attract and Retain Top Talent — By structuring compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies, we are able to attract and retain key executives critical to our long-term success.

At the 2015 Annual Meeting, shareholders showed strong support for the Company’s executive compensation program with approximately 96% of the votes cast approving the advisory resolution to approve the compensation of our NEOs.

2015 Financial and Operating Performance Achievements

This past year, 2015, was difficult in many respects, but we did outstanding work in the face of dramatic declines in volumes and shifts in business mix. We combined our unrelenting focus on safety, productivity, and service. We rewarded shareholders with our second best financial performance year and an increase in the amount of cash returned to them.

Safety — During 2015, we continued our focus on safety to reduce risk and eliminate incidents for our employees, our customers and the public. We achieved our best ever reportable personal injury incidents per 200,000 employee-hours of 0.87, making us the safest Class I railroad in the United States in 2015. In addition, we finished 2015 with a 3% improvement in our crossing incident rate per million train miles compared to the prior year. These results demonstrate our employees’ dedication to our safety initiatives and our efforts to further engage the workforce through programs such as Courage to Care, Total Safety Culture, and UP Way (our continuous improvement culture).

Service and Operations — Significant improvements were made in our operating and service metrics, reflected through our average train speed, as reported to the AAR, increased 6% in 2015 compared to 2014, and our average terminal dwell time decreased 3%, both reflecting the impact of lower volumes and improved network fluidity. We made capital investments of $4.3 billion in 2015 strengthening the franchise. This included $1.9 billion in replacement capital to harden our infrastructure and improve the safety and resiliency of our network. In addition, we spent $1.1 billion on locomotives and other equipment, and nearly $700 million on new capacity and commercial facilities.

Financial Performance — Our earnings per share of $5.49 fell short of last year’s record of $5.75 per share, and our return on invested capital (ROIC)1 of 14.3% also fell short of last year’s all-time high of 16.2%. Despite these shortfalls, we were able to improve our operating ratio to a record low 63.1%, 0.4 percentage points better than 2014. In addition, we increased the cash returned to shareholders with a 10% increase in our quarterly declared dividend per share, growing total dividends declared per share 15% in 2015 compared to 2014. We also repurchased $3.5 billion of our common stock, a 7% increase compared to 2014.

Performance Versus Compensation Peer Group Companies – The Committee benchmarks the Company’s financial performance as measured by growth in total revenue, operating income, diluted earnings per share from continuing operations (EPS) and ROIC, against the results of a Peer Group that consists of both other railroads and companies that are comparable to the Company in size and complexity but are in other industries (as described on page 52). In addition, the Committee compares the Company’s total shareholder return with those of the Peer Group.

Three-Year Performance	2015 (rank out of 19)	2014 (rank out of 19)
Revenue Growth	3	5
Operating Income Growth	7	3
Earnings Per Share Growth	5	3
Return on Invested Capital (1)	4	5
Total Shareholder Return	15	4
Composite Rank (3)	5	1

	Ranking (2)
One-Year Performance	2015 (rank out of 19)	2014 (rank out of 19)
Revenue Growth	13	3
Operating Income Growth	14	2
Earnings Per Share Growth	9	5
Return on Invested Capital (1)	5	6
Total Shareholder Return	19	2
Composite Rank (3)	14	1

(1)	ROIC is not considered a financial measure under GAAP by SEC Regulation G and Item 10 of SEC Regulation S-K and may not be defined and calculated by other companies in the same manner. For a reconciliation to GAAP, please see Item 7 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	Performance rankings were provided by Frederic W. Cook & Co., Inc. (FWC), an independent compensation consulting firm that reports directly to the Committee, based on data from Standard & Poor’s Capital IQ database. The rankings reflect performance through December 2015 or the fiscal quarter-end immediately preceding this date for peers with non-calendar fiscal years.

(3)	Reflects the Company’s overall positioning when the rankings for each of the five measures above are averaged and compared against the same average for the Peer Group.

Summary of 2015 Compensation Decisions

•

In February 2015, the Committee increased Mr. Fritz’s salary due to his election as President and CEO; other NEO base salaries generally increased approximately 10% reflecting the Company’s record financial performance in 2014 as well as the individual contributions of each NEO.

•

Bonuses earned for the 2015 performance year were negatively impacted by the Company’s lower financial performance on a year-over-year basis, but increased for Mr. Fritz and Mr. Scott due to their additional responsibilities in their respective roles as Chairman, President and CEO and Executive Vice President—Operations.

•	In 2015, the value of our long-term incentive awards for our NEOs increased due to outstanding Company and individual performance during 2014.

•	Performance stock units for the three-year performance period ending in 2015 vested at 200% of target, reflecting the achievement of the maximum ROIC performance over the performance period.

The Committee reviews Total Direct Compensation for each of the NEOs on an annual basis prior to the first Board meeting of the year. Total Direct Compensation consists of (i) cash compensation (Total Cash Compensation) comprised of base salary and annual cash bonus, if any is paid, and (ii) stock-based compensation under our long-term incentive compensation programs. Each component is described more fully below. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, benefits, including retirement plans, and change-in-control severance payments.

The following table summarizes the 2015 Total Direct Compensation the Committee approved for each NEO. This table is supplementary and is not intended to replace the Summary Compensation Table.

2015 Total Direct Compensation Versus Peer Group

Name	Total 2015 Cash Comp	Grant Date Value of Target 2015 LTI Award	Total 2015 Direct Comp (1)	vs. Peer Group
Lance M. Fritz	$3,000,000	$6,000,000	$9,000,000	Below 25P
Robert M. Knight, Jr.	1,925,000	3,100,000	5,025,000	Between 50P & 75P
Eric L. Butler	1,315,000	1,550,000	2,865,000	25P
Diane K. Duren	1,275,000	1,550,000	2,825,000	25P
Cameron A. Scott	1,285,000	900,000	2,185,000	Below 25P
John J. Koraleski (2)	975,000	3,000,000	3,975,000	—

(1)	The compensation elements included in the table above reflect the components of annual compensation considered and evaluated by the Committee in its decision-making process. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the Summary Compensation Table on page 54. The Committee considers these pension and deferral compensation programs in the context of its assessment of the overall design of the Company’s compensation program and not as an element of annual compensation decisions. Likewise, in its annual compensation decisions the Committee does not consider the items included as “All Other Compensation” in the Summary Compensation Table, and these items are, therefore, also excluded from the table above.

(2)	Mr. Koraleski retired as executive Chairman on September 30, 2015, and received nine month’s salary of $975,000.

Compensation Best Practices

The Company’s compensation programs, decisions, and practices detailed in this Proxy Statement continue to reinforce our compensation philosophy and encourage behavior and performance that the Committee believes is in the long-term best interests of the Company and its shareholders.

What we do…

Emphasize Performance-Based Variable Compensation

•	Majority of Total Direct Compensation is variable

•	Base salaries are targeted below the median of our Peer Group

•	Discretionary bonus program is linked to both individual and Company performance

Tie Compensation to Long-Term Performance

•	Equity awards are comprised of stock options and performance-based stock units

•	Stock options have no value unless the stock price appreciates above the grant price

•	Performance-based stock units are subject to risk of forfeiture if the Company does not achieve predetermined, multi-year objectives

Use an Independent Consultant and Peer Group Analysis

•	Independent consultant analyzes Peer Group for compensation comparison purposes

•	Independent consultant assists the Committee in its deliberations and provides input at every meeting of the Committee

Utilize a Compensation Recoupment Policy

•

Board authorized to make retroactive adjustments to reduce any cash or equity-based incentive compensation paid to the NEOs and certain other executives if the payment was predicated upon the achievement of certain financial results that were subsequently revised in connection with a restatement of all or a portion of our financial statements

Allow Only Minimal Perquisites

•	Only provide tax and financial counseling services and personal excess liability coverage

•	In 2015, the CEO was required to use Company aircraft for all air travel and income attributable to personal travel was imputed without tax gross-ups and reported as a perquisite

•	If other NEOs used the Company aircraft for personal travel, income was imputed without tax gross-ups; all personal travel was approved in advance by the CEO

•

In 2016, the Committee eliminated the requirement for the CEO to use Company aircraft for all air travel and set a limitation for personal flights at $90,000 for the CEO and $45,000 for the other NEOs; executives will pay for any personal flights beyond these limits

Enforce Stringent Executive Stock Ownership Guidelines

•	CEO must own Company stock having a value seven times annual salary

•	Other NEOs must own four times annual salary

•

As of December 31, 2015, all NEOs held Company stock significantly in excess of ownership targets, with Mr. Fritz, our Chairman, President and CEO, owning stock valued at 17 times his salary and the other NEOs owning stock valued at between 5 and 18 times their salary as of December 31, 2015

Utilize Double Trigger Change-in-Control Plan

•	Severance payment and accelerated vesting of equity awards only if a covered executive is terminated following a change-in-control (i.e., “double trigger”)

Provide Limited Post-Termination Benefits

•	Benefits under change-in-control plan limited to 2.99 times salary plus bonus for any eligible executive

Review Senior Executive Compensation Tally Sheets

•	The Committee reviews Tally Sheets at every meeting

•	The Committee uses Tally Sheets as a reference point to summarize all relevant data when reviewing the elements of compensation and assessing the consistency of awards for the NEOs

Consistently Apply Company Grant Practices

•

The Company awards all performance stock units, retention shares, retention stock units and stock options for all executive and management employees based on the closing price on the day the awards are approved

What we don’t do…

No Tax Gross-Up Payments Allowed for NEOs

•	No tax gross-up payments are provided with respect to any perquisites or change-in-control severance payments

No Repricing or Back-Dating of Options Allowed

•	Repricing of outstanding stock options prohibited without the approval of shareholders

•	No back-dated stock options are awarded

•	The Company does not allow employees to select the effective date of stock option awards

•	The Committee does not time its approval of stock option awards around the release of any material non-public information

No Employment Agreements

•	No employment agreements with any of our executives, including NEOs

Policy Prohibiting Hedging of Company Stock

•	Employees, including NEOs, are prohibited by policy from buying, selling or writing puts, calls or options and from executing derivative arrangements linked to Company stock

Elements of Our Executive Compensation Program

The following table provides information regarding the elements of the Company’s executive compensation program for 2015:

Compensation Type	Pay Element	How It is Determined/ Linked to Performance	What It Does
Fixed	Base Salary	- Part of a competitive total compensation package - Determined based on job scope and experience, market comparable positions, and internal leadership structure	- Provides a level of predictable income for the executive and is intended to remain competitive through business cycles
Variable	Annual Cash Bonus Award

-   Determined as a result of overall performance assessment of safety, service and financial measures, including:

-   Company and individual performance

-   Successful implementation of safety and service initiatives

-   Adherence to risk and compliance policies and other core values of the Company

- Provides an opportunity to earn a cash-based annual bonus award - Aligns incentives with individual performance and short-term Company performance goals
Long-Term Incentive Compensation
	- Performance Stock Units (40%)	- Performance Stock Units tie a substantial portion of total compensation to the Company’s future achievement of ROIC performance goals over a three-year performance period

-   Aligns the interests of executive officers with those of shareholders by providing a balanced mix of equity compensation tied to Company and individual performance

-   Long-term incentive award size designed to deliver total direct compensation (base salary + annual cash bonus + long-term incentive) between the median and 75th percentile when the Company achieves its business objectives

-   Actual award of annual Performance Stock Units, Retention Stock Units and Stock Options based on individual and Company performance over the previous year

-   Combined with the Company’s vesting and stock ownership requirements, as well as clawback feature, equity-based awards balance the goals of encouraging sustainable results over time and reward those results with appropriate levels of actual compensation

	- Time-Vested Retention Stock Units (20%)	- Retention Stock Units align awards with stock price performance and encourage executive retention with vesting after a four-year period
	- Stock Options (40%)	- Stock options are tied to future stock price performance and require continued employment for a three-year period for options to fully vest

Compensation Type	Pay Element	How It is Determined/ Linked to Performance	What It Does
Other	Perquisites and Other Executive Benefits	- Minimal (see discussion below)	- Provides for the safety and wellness of our executives, and serve other purposes as discussed below
	Deferred Compensation - 401(k) plan non-qualified deferred compensation programs	- See discussion below	- Provides tax-deferred methods for general savings, including for retirement

Executive Compensation Process

The Company’s compensation program is a pay for performance system. As described above, the Company measures its performance against business objectives related to safety, service and financial performance. Management develops the business objectives and presents them to the Board annually in February. After Board approval, the Committee incorporates the objectives into the compensation program. The Board monitors the Company’s progress concerning these business objectives during the year. At the end of the year, the Board assesses the Company’s achievement of these objectives. In February, subsequent to the performance year, management presents its achievement compared to the business objectives to the Committee and its recommendations for bonus and equity awards.

The Committee reviews and recommends Board approval for the compensation of all NEOs. The CEO provides the Committee with his evaluation of the performance of the other NEOs (excluding himself and for 2015, Mr. Koraleski) and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant on matters related to the NEOs’ (including the CEO’s) and other executives’ compensation. The Committee then determines (with advice from the Board, and assistance from its consultant) a bonus and equity award for the Company’s CEO.

For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages 7 and 8 of this Proxy Statement.

Fiscal Year 2015 Actual Total Compensation Mix

A significant portion of the compensation awarded to our CEO and other NEOs, is variable, performance-based compensation and “at-risk.” This is illustrated in the charts below that show the pay mix for Mr. Fritz, our CEO, and for our other NEOs as a group based on the total compensation received by these executives in fiscal 2015 as shown in the Summary Compensation Table.

Named Executive Officer Accomplishments During 2015

In setting the annual bonus for Mr. Fritz, the Committee, along with all the other non-management, independent directors, considered the Company’s 2015 safety, operational and financial performance. During his first year as CEO, Mr. Fritz led the Company’s efforts on resource alignment, productivity and efficiency, while leveraging the strengths of the Company’s rail franchise in the face of significant declines in volume and shifts in business mix. These efforts were driven by senior management leadership, innovation, and the consistent development and implementation of the Company’s strategic goals and initiatives.

In setting annual bonuses for the other NEOs (other than Mr. Koraleski), the Committee first considered the overall operational and financial performance of the Company in 2015. The Committee considered the CEO’s recommendations for compensation of each of the other NEOs, as well as the responsibilities of each NEO, and their tenure and award levels relative to similarly situated executives in the Peer Group. The Committee also considered the following accomplishments of each of the other NEOs:

Mr. Knight led the development and implementation of a financial strategy that continued to focus on returns for shareholders in the face of a challenging economic and operating environment. Throughout the year, the Company worked to align resources and improve productivity as volumes shifted dramatically from prior year levels. Under Mr. Knight’s leadership, the Company was able to at least partially offset a 6% year-over-year volume decline through continued focus on solid pricing gains and cost efficiencies, particularly in the second half of the year. As a result, while diluted earnings per share were down a disappointing 5% versus 2014, the Company was able to achieve a 0.4 percentage point improvement in operating ratio, to a record 63.1% for the year. In this uncertain environment, the Company continued to maintain the strong balance sheet and credit profile needed to retain its solid A/A3 credit rating. Taking advantage of the continued low interest rate environment and the Company’s solid financial position, Union Pacific improved the stability of its balance sheet and long term liquidity by extending its debt maturities 12%, to 14.5 years by year end, at economically attractive rates. The Company also provided significant cash returns to shareholders again in 2015. Total declared dividends per share for 2015 increased 15% year-over-year and share repurchases increased 7%, to 35.3 million shares. These repurchases represent 4.0% of total shares outstanding. Over the past 5 years, the Company has repurchased approximately 15% of total shares outstanding. In 2015, dividends and share repurchases combined totaled $5.8 billion, a 20% increase over the prior year. In order to maintain and enhance an intense focus on improving returns longer term, Mr. Knight launched the Company’s new, return-focused initiative, called “G55 and Zero”, in the fall of last year. This program aspires to grow the Company’s operating ratio to 55% over time, while driving safety incidents to zero. While still in its early stages, this multi-year effort is working to re-energize the entire organization toward new levels of safety, productivity, innovation and customer experience, which should significantly improve shareholder returns in the years ahead.

Mr. Butler led Marketing and Sales to create and execute commercial strategies that enhanced the Company’s leadership position as a transportation and logistics provider. Mr. Butler led deployment of the Value Proposition strategy, ensuring the commercial team was focused, coordinated, and effective at developing business, improving profitability, and maintaining high levels of customer satisfaction. Despite significant economic and market headwinds during the year, these efforts resulted in profitable growth in 4 of the 6 business teams. Under Mr. Butler’s leadership, the team achieved core price improvement of 3.7% in 2015, and generated over $1.5 billion in business development revenue by winning new and growing existing business. In collaboration with the Operating Department, Mr. Butler led resource productivity improvements across the network such as increased train lengths. He led the Company in creating customer value by expanding services, launching new services, and expanding commercial facilities, resulting in more than 340 industrial development projects. Mr. Butler leveraged our subsidiaries and interline business to drive growth, extend reach, and improve supply chain logistics. Customers acknowledged these efforts by awarding the Company with continued strong customer satisfaction scores and the highest ranking above all the major railroads in nearly every category including overall satisfaction. In addition to leading and executing commercial strategy, Mr. Butler also actively maximized the franchise by participating and engaging customers in regulatory proceedings that impact rail transportation.

Ms. Duren served two roles for the Company, as Corporate Secretary and as Executive Vice President overseeing the Company’s Human Resources, Strategic Planning and Executive Services teams. As Corporate Secretary, Ms. Duren led activities designed to maintain the Company’s continued adherence to the highest standards of corporate governance by fostering strong Board communication and adherence to the Company’s Corporate Governance Guidelines and Policies. In particular, Ms. Duren managed the relationship between the Company and the Board and ensured that Board materials and meeting agendas appropriately considered issues identified as priorities by the Board and the Company’s senior leadership, including strategic planning, risk management, recent leadership transitions and succession planning. Ms. Duren coordinated the Company’s director search efforts to include more diverse candidates in the composition of the Board. Under her leadership as Executive Vice President, Ms. Duren led the continued development of a robust strategic planning process. Ms. Duren has strengthened the Company’s strategic planning process focusing on key strategic topics, including disruptive technologies, the Company’s technology capabilities, the changing economy, revenue adequacy, rail industry consolidation analysis and strategies, and employee engagement. In her oversight of the Company’s Human Resources team,

Ms. Duren led the execution of our talent management strategies, which includes the adoption of eight core competencies that encompass the Company’s leadership behaviors. Ms. Duren has continued to attract, train, develop, motivate and engage quality employees that led to increasing diversity as well as enhancing employee development and leadership traits. Ms. Duren has also worked to preserve and enhance the Company’s Heritage assets to ensure value creation now and in the future.

Mr. Scott led the Operating team’s progress toward the ultimate safety objective of achieving an incident free workplace. During 2015, the Company continued to focus its efforts to reduce risk and eliminate safety-related incidents for employees, customers and the public. The reportable personal injury rate per 200,000 employee hours improved 11% to a best-ever result of 0.87, which for the first time was a best in the rail industry. The reportable derailment rate per million train miles reflects 3.5% improvement to the Company’s best annual rate. Mr. Scott led efforts to enhance the Company’s safety strategy and continued to foster a robust safety culture reflected in the peer-to-peer, behavior-based Total Safety Culture, as well as the Courage to Care commitment. Velocity improved 6% to 25.4 MPH. Although the Company was challenged by a 6% decline in volume, Mr. Scott led efficiency and productivity gains by rapidly adjusting resources to match business levels. Efficient capital spending minimized the miles of track with speed restrictions due to track condition and resulted in the continued development of a robust track infrastructure. These resource adjustments and investments helped the Company to achieve a record low operating ratio for 2015. Throughout the year, Mr. Scott participated in a comprehensive leadership development and engagement plan with senior management and the Board to support the Company’s leadership development plan.

Base Salary

The CEO reviews base salaries and prior year performance and accomplishments for the other NEOs (excluding Mr. Koraleski) and recommends a base salary for the coming year for each. The Committee considers and evaluates these base salary recommendations. The Committee primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance during the year, (v) Peer Group pay data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating each factor and applies no specific weights to the above factors. The Committee alone, with input from its compensation consultant and the Board’s review of CEO performance, assesses and determines the base salary of the CEO for subsequent Board approval. For 2015, the Committee, along with Board and compensation committee consultant input, determined Mr. Koraleski’s annual base salary, which was paid for only nine months of the year prior to his retirement.

The Committee recommended a significant increase in Mr. Fritz’s salary in 2015 when he was elected President and CEO of the Company on February 5, 2015, such that his salary would be in the bottom quartile of Peer Group CEOs.

In each of February 2015 and February 2016, the Committee reviewed and considered the achievement of the Company’s business objectives for the prior year. As a result of strong Company performance in 2014, the CEO recommended, and the Committee and the Board approved, the salary increases for 2015 for the other NEOs, as shown below. No salary increases were recommended for

2016 except for Mr. Scott. Mr. Scott received a salary increase for 2016 in order to account for his level of duties and responsibility and to more closely align his salary with his peers.

2014/2015 Salary Versus Peer Group

Name	2014 Salary	Increase for 2015	2015 Salary	vs. Peer Group	Increase for 2016	2016 Salary
Lance M. Fritz (1)	$643,000	56%	$1,000,000	Below 25P	0%	$1,000,000
Robert M. Knight, Jr.	522,000	10%	575,000	Below 25P	0%	575,000
Eric L. Butler	440,000	10%	485,000	Below 25P	0%	485,000
Diane K. Duren	440,000	10%	485,000	Below 25P	0%	485,000
Cameron A. Scott	375,000	13%	425,000	Below 25P	9%	464,000
John J. Koraleski (2)	1,300,000	0%	1,300,000	—	—	—

(1)	On February 5, 2015, Mr. Fritz was elected President and CEO of the Company and his salary was adjusted to reflect his new role.

(2)	On September 30, 2015, Mr. Koraleski retired as an executive Chairman. In 2015, Mr. Koraleski received nine month’s salary of $975,000.

Annual Cash Bonus

Annual cash bonuses link a significant portion of the executive’s Total Cash Compensation to specific annual Company results and also to individual contributions to Company performance. We do not establish a target performance formula for any of our executives, including the NEOs. Although we communicate specific business objectives to the Company as a whole based on the annual operating plan developed by management and presented to the Board, these business objectives do not exclusively determine executive bonuses. Instead, the Committee uses these business objectives to determine an overall funding level without using formulas or assigning specific weight to any one objective. The Committee established this year’s funding level by considering competitive compensation (i.e., generally the median to the seventy-fifth percentile of Total Cash Compensation for our Peer Group less current salaries) and the Company’s success in achieving its business objectives, as well as other qualitative factors. The Committee determines individual bonus awards for each NEO on a subjective basis, taking into account Company and individual performance. The Committee believes this is an effective way to reinforce the Company’s pay-for-performance philosophy, as annual bonuses are based upon (i) the Company’s performance and (ii) the individual executive’s performance during the period. In prior years, this subjective process has resulted in the annual cash bonus ranging from zero for all NEOs to an amount that significantly exceeds the executive’s base salary.

The following graph sets forth the amount of average annual cash bonus reported for the NEOs for the applicable performance year versus the Company’s EPS as reported in accordance with GAAP.

(1)	Represents the average annual cash bonus reported for the NEOs for the applicable Performance Year.

(2)	Diluted EPS is net income divided by our weighted average common stock outstanding, assuming dilution. Years 2009-2014 have been adjusted for the Company’s June 6, 2014, two-for-one stock split.

When determining individual annual bonuses, the Committee benchmarks Total Cash Compensation for the NEOs within a range of the median to seventy-fifth percentile of the Company’s Peer Group based on individual performance. Depending primarily on the position of the NEO, Company-level performance and individual performance, this process generally results in between half and three-quarters of an executive’s potential cash compensation being at-risk. At the end of the year, the CEO reviews corporate, operational and individual accomplishments and job performance for the other NEOs (which, for 2015 are as described above under the Named Executive Officer Accomplishments section), and provides the Committee an annual cash bonus recommendation for each NEO other than himself. The Committee considers these recommendations as part of its subjective assessment of each NEO, and may make adjustments, in its discretion, applying no specific weight to any one factor. The Committee, with input from its consultant and the review of the evaluations of the CEO by the independent, non-management members of the Board, alone assesses and determines the bonus for the CEO. Mr. Koraleski did not receive a bonus for 2015 given his retirement. All references to “NEOs” in this section exclude Mr. Koraleski. The annual bonuses for all NEOs are then recommended to the Board for approval.

2015 Total Cash Compensation Versus Peer Group

Name	2015 Bonus	2015 Salary	Total 2015 Cash Comp	vs. Peer Group
Lance M. Fritz	$2,000,000	$1,000,000	$3,000,000	Between 25P & 50P
Robert M. Knight, Jr.	1,350,000	575,000	1,925,000	Above 75P
Eric L. Butler	830,000	485,000	1,315,000	Between 25P & 50P
Diane K. Duren	790,000	485,000	1,275,000	Between 25P & 50P
Cameron A. Scott	860,000	464,000	1,324,000	Between 50P & 75P
John J. Koraleski (1)	—	975,000	975,000	—

(1)	Mr. Koraleski retired as executive Chairman on September 30, 2015, and received nine months of his salary.

Long-Term Incentive Compensation

The components of long-term incentive compensation are:

•	performance stock units, which are earned based on ROIC over a three-year period, and vest at the end of the three-year performance period;

•	retention stock units, which vest in full after a four-year period; and

•

stock options, with an exercise price based on the closing price of our stock on the date of grant (for a discussion of Company stock option grant practices, see page 40) and that vest one-third each year over a three-year period.

The Committee generally seeks to award long-term incentives with grant date fair values that range between 50% and 70% of each NEO’s Total Direct Compensation. In setting the size of long-term incentive awards, the Committee’s goal is for the NEOs generally to be between the median and seventy-fifth percentile for Total Direct Compensation of the Peer Group when the Company attains its performance objectives. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the NEOs (other than himself, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO). The Committee considers these recommendations and determines the final amounts of awards for each of the NEOs. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.

The long-term incentive awards granted by the Committee in February 2015 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the NEOs to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The annual long-term incentive program grants for the NEOs in 2015 included the following targeted mix of equity compensation based on grant date fair value: 40% performance stock units, 20% retention stock units and 40% stock options. The long-term incentive awards for the NEOs and a description of the terms of these awards are set forth on pages 56 and 57 in the Grants of Plan-Based Awards in Fiscal Year 2015 Table and accompanying narrative discussion.

Performance Stock Units

In February 2015, the Committee awarded the NEOs performance stock units that are payable based on the attainment and certification of annual ROIC, as adjusted, for a three-year period (Performance Period).

We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicate success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company. The table below identifies the ROIC performance criteria for the outstanding performance stock unit grants:

Performance Period	ROIC Threshold	ROIC Target	ROIC Maximum
2013 – 2015	11.0%	13.5%	14.0%
2014 – 2016	12.0%	14.0%	15.0%
2015 – 2017	13.0%	15.5%	16.3%

The performance stock units generally vest three years from the date of grant subject to the achievement of the ROIC performance criteria. Performance stock units that are earned during any year of the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and are not subject to any further performance criteria. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of performance stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional performance stock units up to a total of two-thirds of the target number of performance stock units granted to such executive based on the average of the first two years of ROIC performance achieved. During year three of the Performance Period, the executive may earn up to two times the target number of performance stock units (less any units earned in years one and two) granted to that executive based on the average of ROIC performance during the entire three-year Performance Period. If the Company does not meet the threshold ROIC level in any year, executives will not earn any performance stock units in that year. The Company will pay or accrue dividend equivalents between the time performance stock units are earned and the payment date. The Company does not pay dividend equivalents on unearned performance stock units. The threshold, target and maximum number of performance stock units that may be earned by each NEO is set forth on page 56 in the Grants of Plan-Based Awards in Fiscal Year 2015 table.

For the performance stock units granted since 2006, the Committee certified the ROIC results as shown in the graph below.

Performance stock units earned under each of the 2013, 2014 and 2015 grants for each of the NEOs are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2015 Fiscal Year-End Table on page 58. The table below summarizes how the performance stock units granted in 2013, 2014 and 2015 were earned to date.

Performance Period	Average ROIC	Percent of Target Achieved to Date	Percent of Target Earned (1)
2013 – 2015	15.1%	+100%	200% of the target number of stock units
2014 – 2016	15.3%	+100%	100% of 2/3 of the target number of stock units
2015 – 2017	14.3%	(30%)	70% of 1/3 of the target number of stock units

(1)	Years one and two of each Performance Period are capped at 1/3 and 2/3, respectively, of the target number of stock units granted and are subject to continued employment throughout the Performance Period. Amounts earned at the conclusion of the Performance Period may be different depending on future years’ performance.

At its meeting in February 2016, the Committee awarded the NEOs performance stock units with new ROIC performance targets to include relative Operating Income Growth as a modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index. The 2016 Long Term Plan will continue to be capped at 200%.

Retention Stock Units

Retention stock awards typically provide for vesting in full after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. The Company delays payment of retention stock units to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code (Code) if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. In that case, payment is delayed until the first taxable year in which the Company anticipates its tax deduction would no longer be limited by Section 162(m) of the Code.

Stock Options

Stock option awards provide that stock options become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

2016 Long-Term Incentive Awards

In February 2016, the Committee reviewed and considered the achievement of the Company’s business objectives for 2015, including the accomplishments in safety, customer service, and financial performance discussed above under the section captioned 2015 Financial and Operating Performance Achievements, as the primary factor in determining each NEO’s annual long-term incentive awards. In addition, the Committee took into consideration each NEO’s responsibilities, performance and accomplishments during the year, tenure, and award levels relative to the Peer Group as discussed above in the subjective assessment of each NEO under the Named Executive Officer Accomplishments section. The Committee awarded each NEO the long-term incentive awards as shown in the table below.

The Committee awarded each NEO a long-term incentive award, based on grant date fair value, consisting of 40% performance stock units, 20% retention stock units and 40% stock options. The 2016 performance stock units were awarded with new ROIC performance targets to include relative Operating Income Growth as a modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index. The 2016 Long Term Plan will continue to be capped at 200%.

2016 Long-Term Incentive Awards

Name	Total Grant Date Fair Value of 2016 LTI Award	Stock Options (40% of LTI Award)	Retention Stock Units (20% of LTI Award)	Performance Stock Units
				Threshold	Target (40% of LTI Award)	Maximum
Lance M. Fritz	$7,000,000	246,447	18,539	18,539	37,077	74,154
Robert M. Knight, Jr.	3,000,000	105,621	7,945	7,945	15,891	31,782
Eric L. Butler	1,500,000	52,812	3,973	3,973	7,947	15,894
Diane K. Duren	1,500,000	52,812	3,973	3,973	7,947	15,894
Cameron A. Scott	1,500,000	52,812	3,973	3,973	7,947	15,894

Other Compensation

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the NEOs, receive tax and financial counseling services and personal excess liability coverage. Prior to 2016, the Company’s aircraft policy required the CEO to use Company aircraft for all air travel, whether personal or business, to provide security, improve Company access to the CEO while traveling, and enhance the effectiveness and efficiency of our CEO. In 2016, the Committee eliminated the requirement for the CEO to use Company aircraft for all air travel and set a limitation for personal flights at $90,000 for the CEO and $45,000 for the other NEOs. Executives will pay for any personal flights beyond these limits. Income is imputed to the CEO and NEOs for personal travel below the limits without tax gross-ups. All use of Company aircraft must be approved in advance by the CEO.

The value of perquisites provided to the NEOs by the Company is not a significant portion of each of the NEOs’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding use of Company aircraft, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other NEOs.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to the Company’s competitive compensation arrangements and help attract and retain executives. The Company’s deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 64. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 63. In addition to these non-qualified deferred compensation benefits, the Company allows its executives to participate in its tax qualified 401(k) plan on terms and conditions similar to the Company’s other employees.

Pension Plan and Supplemental Pension Plan

The Company sponsors a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that the defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the NEOs) provide employees with a competitive retirement benefit. The Company offers the Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under the defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 61 and 62.

Other Policies and Considerations

Change-in-Control Arrangements

The NEOs do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.

The Continuity Plan provides severance benefits to certain senior level executives, including the NEOs, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine the executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus payments earned in the three most recent calendar years for Mr. Fritz and two times this sum for each of Messrs. Knight, Butler, Scott and Ms. Duren. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. At its February 2014 meeting, the Committee recommended, and the Board approved, an amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the NEOs upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 67 through 69.

Deductibility of Performance-Based Compensation

The Committee has, where it deemed appropriate, taken steps intended to preserve the deductibility of performance-based compensation to the CEO and certain executive officers. In order to allow for deductibility under Section 162(m) of the Code, annual bonus and performance stock unit awards are subject to operating income criteria (as defined under the programs) and, together with stock options, are granted under a plan that is intended to satisfy the requirements of Section 162(m) of the Code for performance-based compensation. In order to allow for tax deductibility of the annual cash bonus, the Company’s shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. However, because there are uncertainties as to the application of regulations under Section 162(m) of the Code, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of compensation discussed in this Proxy Statement will in fact be deductible by the Company. Further, the Committee retains discretion to award compensation that is not deductible under Section 162(m) of the Code. Non-performance-based compensation, such as salary, taxable perquisites and other taxable compensation for the CEO and other NEOs (excluding the CFO in accordance with Section 162(m) of the Code), is deductible up to $1.0 million in any year.

Peer Group Companies and Benchmarking

The Committee benchmarks salary, Total Cash Compensation and Total Direct Compensation for the NEOs against competitive market information. To assess competitive market information, the Committee looks primarily to pay data from the proxy statements of a group of peer companies listed below (the Peer Group). The proxy information reviewed by the Committee consists of comparable data for the CEO and CFO positions and the next three highest paid individuals at each Peer Group company. The Committee also reviews relevant data provided by FWC, the Committee’s compensation consultant, for purposes of evaluating the compensation for the Chairman.

As discussed above, the Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of the executives’ compensation should be incentive-based. The Committee generally targets a range between the median and seventy-fifth percentile of the Peer Group for Total Cash Compensation and Total Direct Compensation, if Company performance objectives are met, and generally determines compensation within that range based upon relative individual performance. Total Direct Compensation and Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described above). Other factors considered in setting compensation levels may include the individual performance of each NEO and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing the executive positions with comparable positions at companies within the Peer Group, the Committee and FWC review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

In 2015, the Peer Group consisted of the following 18 companies, which remains unchanged from the peer group used in 2014:

3M	Altria Group	Canadian National
Canadian Pacific	CSX	Deere & Co.
Du Pont (El) De Nemours	Exelon	FedEx
General Dynamics	Halliburton	Honeywell International
Medtronic	Norfolk Southern	Raytheon
Southern Co.	TimeWarner Cable	UPS

The Committee selected this Peer Group with the assistance of its compensation consultant, FWC, after considering U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and other U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the 2015 Peer Group are summarized below.

	Peer Group		Union Pacific
	Median	75th Percentile	Company Data	Percentile Rank
Net Revenue	$24,414	$30,067	$21,813	33rd
Operating Income	$4,230	$5,240	$8,052	97th
Total Assets	$37,625	$49,306	$54,600	80th
Market Capitalization	$45,842	$74,104	$85,145	80th
Employees	59,090	91,875	47,201	39th

Dollars in millions. Median/Percentiles determined by FWC using Standard & Poor’s Capital IQ Service, Form 8-K filings and Peer Group company information. The financial information provided above is derived from data as of fiscal year ending December 31, 2015, except for Deere & Co. and Medtronic (quarter ending October 2015) and FedEx (quarter ending November 2015). Market Capitalization is a 12-month average as of December 31, 2015.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2016 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2015.

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair

Andrew H. Card, Jr.

David B. Dillon

Steven R. Rogel

Jose H. Villarreal

2014 Stock Split

On June 6, 2014, we completed a two-for-one stock split, effected in the form of a 100% stock dividend. The stock split entitled all shareholders of record at the close of business on May 27, 2014 to receive one additional share of our common stock for each share of common stock held on that date. The outstanding stock and option awards shown in the tables that follow are adjusted to reflect the stock split.

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the NEOs, including salary, bonus, the value of stock awards and option awards and other compensation for 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compensation (d)	Total Compensation (e)
Lance M. Fritz	2015	$966,000	$2,000,000	$3,600,488	$2,400,008	$980,911	$139,220	$10,086,627
Chairman, President & CEO (f)	2014	629,643	1,750,000	1,500,428	1,000,083	1,429,723	29,551	6,339,428
	2013	459,500	1,150,000	1,380,324	920,098	277,540	28,753	4,216,215

Robert M. Knight, Jr.	2015	566,167	1,350,000	1,860,195	1,240,037	640,555	107,934	5,764,887
EVP Finance & CFO	2014	519,500	1,600,000	5,680,192	1,120,055	3,331,030	137,835	12,388,612
	2013	504,500	1,420,000	1,590,204	1,060,069	219,034	147,410	4,941,217

Eric L. Butler	2015	477,500	830,000	930,343	620,052	1,282,151	15,250	4,155,296
EVP Marketing & Sales	2014	435,333	975,000	4,750,305	500,102	1,756,128	24,760	8,441,628
	2013	410,000	750,000	600,468	400,084	196,691	21,452	2,378,695

Diane K. Duren	2015	477,500	790,000	930,343	620,052	902,675	22,763	3,743,333
EVP & Corporate Secretary	2014	435,333	925,000	4,750,305	500,102	1,922,640	38,024	8,571,405
	2013	410,000	750,000	600,468	400,084	277,409	33,624	2,471,585

Cameron Scott	2015	416,667	860,000	540,172	360,058	735,600	8,031	2,920,527
EVP Operations	2014	342,610	696,000	306,460	204,109	859,571	8,229	3,313,536
	2013	240,000	385,000	255,288	170,085	105,080	7,725	1,254,789

John J. Koraleski	2015	975,000	0	1,800,490	1,200,038	9,806,556	203,897	4,131,849
Retired Chairman (g)	2014	1,250,000	4,000,000	5,520,308	3,680,006	13,409,073	284,660	28,144,047
	2013	933,333	3,500,000	4,200,240	2,800,061	6,160,359	218,894	17,812,887

(a)

Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards Table on page 56 for the separate grant date fair values of the retention stock units and performance stock units granted in 2015. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the NEOs. The maximum value of performance stock units for 2015 for Mr. Fritz is $4,800,732, for Mr. Knight is $2,480,342, for Mr. Butler $1,240,539, for Ms. Duren is $1,240,539, for Mr. Scott is $720,147 and for Mr. Koraleski is $2,400,735.

(b)	Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.

	2015	2014	2013
Risk-free interest rate	1.33%	1.56%	0.83%
Dividend yield	1.8%	2.1%	2.1%
Expected life (years)	5.1	5.2	5.0
Volatility	23.35%	29.96%	36.24%
Grant date fair value per option of options granted	$22.30	$20.18	$17.49

(c)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each NEO. If the discount rate and discount period assumptions had not changed, the increase in the present value of the accrued annual pension benefit would have been $1,284,475 for Mr. Fritz, $1,269,572 for Mr. Knight, $1,151,820 for Mr. Butler, $1,275,631 for Ms. Duren, $919,230 for Mr. Scott and $10,656,170 for Mr. Koraleski.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

		Perquisites
Name and Principal Position	Year	Use of Corporate Assets (x)	Tax and Financial Counseling Services	Excess Liability Premium	Tax Reimbursements (y)	Company- Matched Thrift Plan Contributions	Total All Other Compensation
Lance M. Fritz	2015	$94,393	$14,922	$925	$0	$28,980	$139,220
Chairman, President & CEO	2014	146	9,592	925	0	18,889	29,551
	2013	0	14,043	925	0	13,785	28,753

Robert M. Knight, Jr.	2015	2,910	50,047	925	37,067	16,985	107,934
EVP Finance & CFO	2014	0	26,797	925	94,529	15,585	137,835
	2013	681	56,995	925	73,674	15,135	147,410

Eric L. Butler	2015	0	0	925	0	14,325	15,250
EVP Marketing & Sales	2014	9,454	1,321	925	0	13,060	24,760
	2013	0	8,227	925	0	12,300	21,452

Diane K. Duren	2015	0	2,950	925	4,563	14,325	22,763
EVP & Corporate Secretary	2014	11,874	12,165	925	0	13,060	38,024
	2013	10,799	9,600	925	0	12,300	33,624

Cameron Scott	2015	0	0	925	0	7,106	8,031
EVP Operations	2014	0	0	925	0	7,304	8,229
	2013	0	0	525	0	7,200	7,725

John J. Koraleski	2015	151,040	15,925	925	6,757	29,250	203,897
Retired Chairman	2014	195,724	25,720	925	24,791	37,500	284,660
	2013	138,347	29,729	925	21,893	28,000	218,894

(x)	Includes use of the corporate aircraft, except the amount for Mr. Koraleski also includes use of the Selma facility ($25,396) and the Heritage Fleet ($29,219). The aggregate incremental cost for use of corporate aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.

(y)	In 2013, the Company began paying certain nonresident state income taxes on behalf of employees because of their travel on Company business. The reimbursement covers the incremental cost of these nonresident taxes and the employees do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and state taxes paid for the applicable executive. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the employees incur in their normal work locations.

(e)	For comparison purposes, refer to the 2015 Total Direct Compensation Versus Peer Group Table on page 38, which provides a summary of the total compensation approved by the Committee for 2015.

(f)	On February 5, 2015, Mr. Fritz was elected President and CEO of the Company and was appointed Chairman of the Board effective October 1, 2015.

(g)	On February 5, 2015, Mr. Koraleski retired from the positions of President and CEO of the Company, which he held since March 2012. Mr. Koraleski remained executive Chairman of the Board until his retirement on September 30, 2015.

Grants of Plan-Based Awards in Fiscal Year 2015

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the NEOs’ compensation for 2015.

Name and Principal Position	Grant Date	Award Type	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
			Threshold	Target	Maximum
Lance M. Fritz	2/5/2015	Performance Stock Units	9,770	19,539	39,078				$2,400,366
Chairman, President	2/5/2015	Retention Stock Units				9,769			1,200,122
& CEO	2/5/2015	Stock Options					107,643	$122.85	2,400,008

Robert M. Knight, Jr.	2/5/2015	Performance Stock Units	5,048	10,095	20,190				1,240,171
EVP Finance & CFO	2/5/2015	Retention Stock Units				5,047			620,024
	2/5/2015	Stock Options					55,617	$122.85	1,240,037

Eric L. Butler	2/5/2015	Performance Stock Units	2,525	5,049	10,098				620,270
EVP Marketing &	2/5/2015	Retention Stock Units				2,524			310,073
Sales	2/5/2015	Stock Options					27,810	$122.85	620,052

Diane K. Duren	2/5/2015	Performance Stock Units	2,525	5,049	10,098				620,270
EVP & Corporate	2/5/2015	Retention Stock Units				2,524			310,073
Secretary	2/5/2015	Stock Options					27,810	$122.85	620,052

Cameron A. Scott	2/5/2015	Performance Stock Units	1,466	2,931	5,862				360,073
EVP Operations	2/5/2015	Retention Stock Units				1,466			180,098
	2/5/2015	Stock Options					16,149	$122.85	360,058

John J. Koraleski	2/5/2015	Performance Stock Units	4,886	9,771	19,542				1,200,367
Retired Chairman	2/5/2015	Retention Stock Units				4,885			600,122
	2/5/2015	Stock Options					53,823	$122.85	1,200,038

(a)	The Exercise Price is the closing price of our common stock on February 5, 2015, the date of grant.

(b)	Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 55 for the assumptions made in calculating the grant date fair value of Stock Options.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to Section 162(m) of the Code. The Committee determines bonuses for the NEOs by evaluating a combination of corporate and individual performance, as more fully described beginning on page 46 of the CD&A.

On February 5, 2015, the Committee granted performance stock units, retention stock units and stock options to each of the NEOs. Performance stock units actually earned will be subject to continued employment through February 5, 2018, and the attainment of pre-established levels of annual ROIC for a three-year performance period covering fiscal years 2015 through 2017. The level of ROIC achieved each fiscal year determines the number of stock units earned. At the end of year one of the performance period, the executive may earn up to one-third of the target number of stock units granted based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional stock units up to a total of two-thirds of the target number of stock units granted based on the average of the first two years of ROIC performance achieved. During year three of the performance period, the executive may earn up to two times the target number of stock units awarded in the grant (less any units earned in years one and two) based on the average of all three years of ROIC performance achieved. If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, the Company does not pay dividend equivalents on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page 64.

One-third of each stock option grant vests each year over a three-year period from the grant date of February 5, 2015. The maximum term of stock options is 10 years. The retention stock units vest in full on February 5, 2019. Stock option grants and retention stock unit grants are subject to continued employment. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control as described further below and in the Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability section below.

As part of the February 2015 grants of performance stock units, retention stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.

Retention stock units generally vest after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. The Company delays payment of retention stock units (which are not performance based) to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Code if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. The shares that are subject to this delayed distribution are reflected below in the Nonqualified Deferred Compensation at 2015 Fiscal Year-End table. The Company delays payment until the first taxable year in which the Company anticipates that the tax deduction would no longer be limited by Section 162(m) of the Code.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the NEOs as of our most recent fiscal year-end, including awards granted during 2015 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (b)	Market Value of Shares or Units of Stock Held That Have Not Vested (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (c)
Lance M. Fritz	0	107,643	$122.85	2/5/2025	70,010	$5,474,782	49,751	$3,890,528
Chairman, President	16,522	33,044	$87.56	2/6/2024
& CEO	35,076	17,538	$66.00	2/7/2023

Robert M. Knight, Jr.	0	55,617	$122.85	2/5/2025	116,884	9,140,329	34,891	2,728,476
EVP Finance & CFO	18,504	37,008	$87.56	2/6/2024
	40,412	20,206	$66.00	2/7/2023
	63,918	0	$57.37	2/2/2022
	36,090	0	$46.80	2/3/2021

Eric L. Butler	0	27,810	$122.85	2/5/2025	73,132	5,718,922	16,536	1,293,115
EVP Marketing &	8,262	16,524	$87.56	2/6/2024
Sales	15,252	7,626	$66.00	2/7/2023
	14,064	0	$57.37	2/2/2022
	14,346	0	$46.80	2/3/2021
	12,722	0	$30.49	2/4/2020

Diane K. Duren	0	27,810	$122.85	2/5/2025	73,132	5,718,922	16,536	1,293,115
EVP & Corporate	8,262	16,524	$87.56	2/6/2024
Secretary	7,626	7,626	$66.00	2/7/2023
	4,688	0	$57.37	2/2/2022

Cameron A. Scott	0	16,149	$122.85	2/5/2025	12,453	973,825	8,291	648,356
EVP Operations	3,372	6,744	$87.56	2/6/2024
	3,242	3,242	$66.00	2/7/2023

John J. Koraleski	0	53,823	$122.85	2/5/2025	0	0	32,255	2,522,341
Retired Chairman	60,796	121,592	$87.56	2/6/2024
	106,744	53,372	$66.00	2/7/2023

(a)	The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units of Stock Held That Have Not Vested (ii)	Unearned Performance Units (iii)	Unit Vest Date
Lance M. Fritz	35,881	2/5/2018	2/5/2025	9,769		2/5/2019
Chairman, President &	35,881	2/5/2017	2/5/2025	4,559	34,519	2/5/2018
CEO	35,881	2/5/2016	2/5/2025	5,712		2/6/2018
	16,522	2/6/2017	2/6/2024	7,616	15,232	2/6/2017
	16,522	2/6/2016	2/6/2024	6,970		2/7/2017
	17,538	2/7/2016	2/7/2023	27,888	0	2/7/2016
				7,496		2/2/2016

Robert M. Knight, Jr.	18,539	2/5/2018	2/5/2025	5,047		2/5/2019
EVP Finance & CFO	18,539	2/5/2017	2/5/2025	2,355	17,835	2/5/2018
	18,539	2/5/2016	2/5/2025	45,684		2/6/2018
	18,504	2/6/2017	2/6/2024	6,396		2/6/2018
	18,504	2/6/2016	2/6/2024	8,528	17,056	2/6/2017
	20,206	2/7/2016	2/7/2023	8,032		2/7/2017
				32,124	0	2/7/2016
				8,718		2/2/2016

Eric L. Butler	9,270	2/5/2018	2/5/2025	2,524		2/5/2019
EVP Marketing & Sales	9,270	2/5/2017	2/5/2025	1,178	8,920	2/5/2018
	9,270	2/5/2016	2/5/2025	45,684		2/6/2018
	8,262	2/6/2017	2/6/2024	2,856		2/6/2018
	8,262	2/6/2016	2/6/2024	3,808	7,616	2/6/2017
	7,626	2/7/2016	2/7/2023	3,032		2/7/2017
				12,132	0	2/7/2016
				1,918		2/2/2016

Diane K. Duren	9,270	2/5/2018	2/5/2025	2,524		2/5/2019
EVP & Corporate Secretary	9,270	2/5/2017	2/5/2025	1,178	8,920	2/5/2018
	9,270	2/5/2016	2/5/2025	45,684		2/6/2018
	8,262	2/6/2017	2/6/2024	2,856		2/6/2018
	8,262	2/6/2016	2/6/2024	3,808	7,616	2/6/2017
	7,626	2/7/2016	2/7/2023	3,032		2/7/2017
				12,132	0	2/7/2016
				1,918		2/2/2016

Cameron A. Scott	5,383	2/5/2018	2/5/2025	1,466		2/5/2019
EVP Operations	5,383	2/5/2017	2/5/2025	683	5,179	2/5/2018
	5,383	2/5/2016	2/5/2025	1,166		2/6/2018
	3,372	2/6/2017	2/6/2024	1,556	3,112	2/6/2017
	3,372	2/6/2016	2/6/2024	1,288		2/7/2017
	3,242	2/7/2016	2/7/2023	5,160	0	2/7/2016
				1,134		2/2/2016

John J. Koraleski (iv)					4,235	2/5/2018
Retired Chairman					28,020	2/6/2017

(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.

(ii)	Reflects performance stock units granted on February 7, 2013, February 6, 2014 and February 5, 2015 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2015.

(iii)	Reflects the maximum amount of performance stock units that may be earned under the grants of performance stock units February 6, 2014 and February 5, 2015. These performance stock units are each subject to a three-year performance period ending December 31, 2016 and December 31, 2017, respectively.

(iv)	Mr. Koraleski vested in certain stock option and retention stock unit awards (with the exception of unearned performance stock unit awards) when he attained age 62, having 10 years of service, as provided by his stock award agreements.

(b)	Dividends paid in 2015 on outstanding stock awards for each of our NEOs were as follows: Mr. Fritz, $123,274; Mr. Knight, $243,394; Mr. Butler, $172,970; Ms. Duren, $166,442; Mr. Scott, $20,086; and Mr. Koraleski, $353,066 (through his retirement date of September 30, 2015).

(c)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $78.20 on December 31, 2015.

Option Exercises and Stock Vested in Fiscal Year 2015

The following table shows a summary of the stock options exercised by the NEOs and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)

Lance M. Fritz Chairman, President & CEO	54,972	$3,653,439	34,262	$4,204,556

Robert M. Knight, Jr. EVP Finance & CFO	30,000	1,503,600	44,916	5,507,284

Eric L. Butler EVP Marketing & Sales	0	0	9,860	1,208,990

Diane K. Duren EVP & Corporate Secretary	0	0	9,860	1,208,990

Cameron A. Scott EVP Operations	2,770	130,384	5,520	677,089

John J. Koraleski Retired Chairman	60,726	4,035,850	42,534	5,215,336

(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.

(b)	The number of these stock units that have been deferred under the Company’s Deferred Compensation Plan are: for Mr. Fritz, 34,262 shares, and for Mr. Koraleski, 9,402 shares. A description of the features of the Company’s Deferred Compensation Program is set forth on page 64.

Pension Benefits at 2015 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the NEOs upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below) considered by the plans for the period through December 31, 2015. The present value was calculated as of December 31, 2015, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the RP-2014 Retiree Table projected to MP-2015 Table, split by gender, and the discount rate as disclosed in Note 6 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2014, were based on the RP-2014 Retiree Table projected to MP-2014 Table, split by gender, and the discount rate as disclosed in Note 5 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)		Payments During Last Fiscal Year
Lance M. Fritz	Basic Plan	15.5000	$483,222		$0
Chairman, President & CEO	Supplemental Plan	15.5000	3,598,939		0

Robert M. Knight, Jr.	Basic Plan	35.5833	1,441,354		0
EVP Finance & CFO	Supplemental Plan	35.5833	10,868,527		0

Eric L. Butler	Basic Plan	29.6667	1,100,332		0
EVP Marketing & Sales	Supplemental Plan	29.6667	4,712,762		0

Diane K. Duren	Basic Plan	30.5833	1,126,668		0
EVP & Corporate Secretary	Supplemental Plan	30.5833	4,825,562		0

Cameron A. Scott	Basic Plan	24.5000	780,455		0
EVP Operations	Supplemental Plan	24.5000	1,846,246		0

John J. Koraleski	Basic Plan	43.5833	1,840,506		30,475
Retired Chairman	Supplemental Plan	43.5833	39,393,779	(b)	71,407

(a)	Present values for Messrs. Koraleski, Knight, Butler and Ms. Duren are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2015, Mr. Fritz and Mr. Scott were not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.

(b)	A portion of the Supplemental Plan benefit has been reduced by the present value of annuities purchased by the Company for Mr. Koraleski ($297,954) and is not included in Note 6 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Pensions for our NEOs are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($265,000 for 2015) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2015, the lesser of 100% of the executive’s compensation or $210,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.

Prior to 1996, we purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. The amounts payable under these annuities reduce our obligations under the Supplemental Plan. Mr. Koraleski was the only active executive remaining for whom the Company purchased an annuity.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee is with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. Postponed retirement is when an employee continues employment past age 65. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2015, Messrs. Knight, Mr. Butler and Ms. Duren were eligible for early retirement under both Plans. Mr. Fritz and Mr. Scott were eligible for vested benefits under both Plans. Mr. Koraleski retired and began receiving his vested benefits under both Plans.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No NEO received any payments under either Plan during 2015, except Mr. Koraleski, who retired on September 30, 2015.

Nonqualified Deferred Compensation at 2015 Fiscal Year-End

The Company has two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan (the Stock Incentive Plans). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows NEO and Company allocations under these arrangements, earnings accrued on all amounts that the Named Executive Officers have deferred under the plans and the balances under each plan as of December 31, 2015. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings/ (Loss) in Last Fiscal Year (c)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (d) (e)
Lance M. Fritz	Supplemental Thrift	$42,060	$21,030	$(2,255)	0	$208,671
Chairman, President &	Executive Incentive Deferral	0	0	5,389	0	173,815
CEO	Deferral of Stock Unit Awards	4,021,038	0	(1,404,420)	0	2,616,617

Robert M. Knight, Jr.	Supplemental Thrift	18,070	9,035	(8,840)	0	390,243
EVP Finance & CFO	Executive Incentive Deferral	0	0	4,276	0	137,917
	Deferral of Stock Unit Awards	0	0	(6,930,283)	0	14,403,426

Eric L. Butler	Supplemental Thrift	19,125	6,375	(19,388)	0	221,767
EVP Marketing & Sales	Executive Incentive Deferral	0	0	1,052	0	38,669
	Deferral of Stock Unit Awards	0	0	(98,950)	0	189,052

Diane K. Duren	Supplemental Thrift	12,750	6,375	(573)	0	94,702
EVP & Corporate	Executive Incentive Deferral	0	0	0	0	0
Secretary	Deferral of Stock Unit Awards	0	0	(367,483)	0	763,751

Cameron A. Scott	Supplemental Thrift	0	0	0	0	0
EVP Operations	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0

John J. Koraleski	Supplemental Thrift	42,600	21,300	(74,605)	407,377	489,020
Retired Chairman	Executive Incentive Deferral	0	0	(13,967)	184,352	0
	Deferral of Stock Unit Awards	1,145,070	0	(7,207,640)	5,626,355	11,146,920

(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.

(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2015.

(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.

(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2014 and 2013, but deferred under the Supplemental Thrift Plan are, for Mr. Fritz, $22,179 and $12,270; Mr. Knight, $15,570 and $14,970; Mr. Butler $15,780 and $15,500; Ms. Duren $10,520 and $9,300; and Mr. Koraleski, $59,400 and $40,700, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2014 and 2013, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Fritz, $11,089 and $6,135; Mr. Knight, $7,785 and $7,485; Mr. Butler $5,260 and $4,650; Ms. Duren, $5,260 and $4,650, and Mr. Koraleski, $29,700 and $20,350, respectively.

(e)	The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 33,461 shares of Company common stock for Mr. Fritz, 184,187 shares for Mr. Knight, 2,418 shares for Mr. Butler, 9,767 shares for Ms. Duren and 142,544 shares for Mr. Koraleski.

Deferral Amounts

The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax or after-tax basis from 2% to 75% of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($265,000 for 2015); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($53,000 in 2015). An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year in an amount that may differ from the pre-tax and/or after-tax deferrals the executive elected to make to the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. The Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plans. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive must elect prior to the beginning of the calendar year for which a retention stock unit award is made to him or her whether to defer such award when it vests. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of performance stock units earned.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan and in the Deferred Compensation Plan for bonus amounts deferred are deemed to be invested in one or more of 12 mutual funds and the Vanguard Target Retirement Funds, as well as a Company common stock fund, as selected by the participating executive. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds. Additionally, notional accounts in the Deferred Compensation Plan for bonus amounts deferred can be invested in the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year.

The value of each stock unit deferred is equivalent to that of one share of Company common stock. These amounts are tracked through notional accounts maintained by the Company. Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares.

Payment Elections, Withdrawals and Distributions

The Company adopted amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

NEOs made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single lump-sum distribution at a specified future date not to exceed 15 years from the executive’s separation from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a NEO’s separation from service be paid before the date that is six months after such executive’s separation from service.

Under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid: (i) in a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) in annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) in a single sum cash payment at a specified future date not to exceed 15 years from the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the fixed payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plans; provided that the executive must elect the same payment option for all such awards deferred to separation from service.

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2015 (based upon the Company’s closing stock price on December 31, 2015 of $78.20), given the NEOs’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age.

Mr. Koraleski retired September 30, 2015, and began receiving the amounts shown in the Pension Benefits at 2015 Fiscal Year End Table on page 61 and in the Non Qualified Deferred Compensation at 2015 Fiscal Year End Table on page 63. The terms of Mr. Koraleski’s equity awards as described in The Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table on page 57 provided for vesting upon attainment of age 62 with 10 years of service under the Company’s pension plan provided he remain employed until September 30, 2015. The Committee did not waive any restriction periods or employment requirements in connection with Mr. Koraleski’s unvested equity awards. All references to “NEOs” that follow exclude Mr. Koraleski.

Separation from Service

In the event of the separation from service of any of the NEOs on December 31, 2015, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2015 Fiscal Year-End Table on page 61. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2015, Messrs. Knight, Butler and Ms. Duren were eligible to begin benefits immediately at January 1, 2016. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Knight was $60,937, Mr. Butler was $24,459 and for Ms. Duren was $26,633. Assuming a termination date of December 31, 2015, Mr. Fritz would be eligible to begin his benefit on February 1, 2018 and Mr. Scott would be eligible to begin his benefit July 1, 2017. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz would be $15,496 and for Mr. Scott would be $7,632.

Each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2015 Fiscal Year-End Table on page 63. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 57, the 2015 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of service under the Company’s pension plan and remains employed until September 30th in the year of grant.

Change-in-Control

The Continuity Plan provides severance benefits to the NEOs in the event (i) a change-in-control occurs and (ii) the NEO incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the NEO for good reason.

Under the Continuity Plan, a change-in-control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;

•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);

•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or

•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the NEO has willfully and continually failed to substantially perform his duties, or (ii) the NEO has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the NEO is for “good reason” if it is for any of the following reasons: (i) the assignment to the NEO of duties that are materially inconsistent with the NEO’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the NEO’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the NEO’s base salary or annual bonus opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; (iii) a material reduction in the NEO’s pension, thrift, medical or long term disability benefits provided to the NEO immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change-in-control, each of the NEOs receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Fritz and by 2 for Messrs. Knight, Butler, Scott and Ms. Duren. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Pension Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Pension Plan.

The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each NEO lapse and all unvested stock options granted to each NEO vest and become exercisable for a period of three years (or five years if the NEO is retirement eligible) from the NEO’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the NEO will be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of ROIC performance or (ii) the level of ROIC performance actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a NEO’s severance (or, if sooner, until the NEO attains the age of 52, at which time the NEO is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the NEO will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the NEO will be reduced by any benefits received by the NEO from a subsequent employer.

At its February 2014 meeting, the Committee recommended, and the Board approved, the amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the NEOs are currently eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

The table below sets forth the estimated value of the severance payments, welfare benefits, accelerated equity awards and additional pension benefits for each NEO, assuming a change-in-control had occurred as of December 31, 2015, and the NEO’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Other (e)	Pre-Tax Total
Lance M. Fritz Chairman, President & CEO	$6,900,000	$3,913,972	$213,964	$7,157,967	$39,744	$18,225,647	(f)

Robert M. Knight, Jr. EVP Finance & CFO	4,060,000	3,587,058	246,513	10,325,555	23,355	18,242,481

Eric L. Butler EVP Marketing & Sales	2,520,000	2,425,686	93,037	6,263,565	23,355	11,325,643

Diane K. Duren EVP & Corporate Secretary	2,463,333	2,334,694	93,037	6,263,565	23,355	11,177,984

Cameron A. Scott EVP Operations	1,770,667	2,341,909	39,552	1,250,010	39,744	5,441,882

(a)	This amount is based on 2015 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.

(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.

(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2015, of $78.20.

(d)	This amount is based on the Company’s closing stock price on December 31, 2015, of $78.20 and assumed a payout of performance stock units at target levels for performance cycles ending December 31, 2016 and December 31, 2017; assumes 200% of target earned for performance cycle ending December 31, 2015.

(e)	For a termination as of December 31, 2015, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.

(f)	The amount of accelerated vesting of equity was reduced by $2,184,334 in order to avoid the characterization of the total severance benefit as an excess parachute payment under Section 280G of the Code.

Death or Disability

In the event the NEO ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the NEO would be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options would vest immediately. The NEO or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each NEO, as of December 31, 2015.

Name	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)
Lance M. Fritz	$3,132,927	$2,341,855	$213,964

Robert M. Knight, Jr.	3,363,147	5,777,181	246,513

Eric L. Butler	1,338,628	4,380,295	93,037

Diane K. Duren	1,338,628	4,380,295	93,037

Cameron A. Scott	578,602	395,223	39,552

(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2015, of $78.20 multiplied by the performance stock units earned through the end of the 2015 performance year.

(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2015, of $78.20 multiplied by retention stock units that are unvested on December 31, 2015.

(c)	Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2015, of $78.20 and the exercise price on the grant date.

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2017 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on December 7, 2016, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) must provide written notice of the proposal to the Secretary of the Company no earlier than January 12, 2017, and no later than the close of business on February 11, 2017, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. This same time period applies for any shareholder wishing to nominate director candidates for inclusion in our Proxy Statement under our proxy access By-Law provisions, as discussed on page 17. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2015.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2015, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Diane K. Duren

Executive Vice President and

Corporate Secretary

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 12, 2016.

Vote by Internet • Go to www.investorvote.com/UNP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals -- The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 and 5.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - D.B. Dillon	☐	☐	☐

	04 - L.M. Fritz	☐	☐	☐	05 - C.C. Krulak	☐	☐	☐	06 - J.H. Lute	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal	☐	☐	☐

					For Against Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐	4. Shareholder proposal regarding executives to retain significant stock if properly presented at the Annual Meeting.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐ ☐ ☐	5. Shareholder Proposal regarding Independent Chairman if properly presented at the Annual Meeting.				☐	☐	☐

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING May 12, 2016

SALT LAKE CITY, UTAH

The undersigned hereby appoints LANCE M. FRITZ, DIANE K. DUREN and JAMES J. THEISEN, JR. and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2016, or any adjournment or postponement thereof, as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all the directors in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 and 5. The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 and 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be marked on reverse side.)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C	Non-Voting Items
Change of Address — Please print new address below.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals -- The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 and 5.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - D.B. Dillon	☐	☐	☐

	04 - L.M. Fritz	☐	☐	☐	05 - C.C. Krulak	☐	☐	☐	06 - J.H. Lute	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal	☐	☐	☐

					For Against Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐	4. Shareholder proposal regarding executives to retain significant stock if properly presented at the Annual Meeting.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐ ☐ ☐	5. Shareholder Proposal regarding Independent Chairman if properly presented at the Annual Meeting.				☐	☐	☐

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Union Pacific Corporation

SOLICITED BY BOARD OF DIRECTORS

ANNUAL MEETING May 12, 2016

SALT LAKE CITY, UTAH

The undersigned hereby appoints LANCE M. FRITZ, DIANE K. DUREN and JAMES J. THEISEN, JR. and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 12, 2016, or any adjournment or postponement thereof, as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all the directors in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 and 5. The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 and 5.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Continued and to be marked on reverse side.)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 9, 2016.

Vote by Internet • Go to www.investorvote.com/UNP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the directors in Proposal 1, FOR Proposals 2, 3 and AGAINST Proposal 4 and 5.

+
1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	01 - A.H. Card, Jr.	☐	☐	☐	02 - E.B. Davis, Jr.	☐	☐	☐	03 - D.B. Dillon	☐	☐	☐

	04 - L.M. Fritz	☐	☐	☐	05 - C.C. Krulak	☐	☐	☐	06 - J.H. Lute	☐	☐	☐

	07 - M.R. McCarthy	☐	☐	☐	08 - M.W. McConnell	☐	☐	☐	09 - T.F. McLarty III	☐	☐	☐

	10 - S.R. Rogel	☐	☐	☐	11 - J.H. Villarreal	☐	☐	☐

					For Against Abstain					For	Against	Abstain
2.	Ratification of the Appointment of Deloitte & Touche as the independent registered public accounting firm.				☐ ☐ ☐	4. Shareholder proposal regarding executives to retain significant stock if properly presented at the Annual Meeting.				☐	☐	☐
3.	An advisory vote on executive compensation (“Say on Pay”).				☐ ☐ ☐	5. Shareholder Proposal regarding Independent Chairman if properly presented at the Annual Meeting.				☐	☐	☐

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CONFIDENTIAL VOTING INSTRUCTIONS — Union Pacific Corporation	+

ANNUAL MEETING MAY 12, 2016

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of UNION PACIFIC CORPORATION that were allocated to my account as of March 11, 2016, under one or more of the plans listed below at the Annual Meeting of Shareholders to be held on May 12, 2016, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all the directors in Proposal 1, FOR Proposals 2 and 3 and AGAINST Proposal 4 and 5; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plan in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Computershare Investor Services at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan	Union Pacific Corporation Thrift Plan TRASOP/PAYSOP
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan
Union Pacific Fruit Express Company Agreement Employee 401(k)
Retirement Thrift Plan
Chicago and North Western Railway PS and Retirement Savings Program

(Continued and to be marked on reverse side.)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement. Please sign exactly as name appears.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C	Non-Voting Items
Change of Address — Please print new address below.

¢	+